                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          CONSOLIDATED EDISON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO
--------------------------------------------------------------------------------

                                            LETTER TO
                                            STOCKHOLDERS
                                            NOTICE OF 2000
                                            ANNUAL MEETING,
                                            PROXY STATEMENT
                                            AND 1999 FINANCIAL
                                            REPORT

                                            MAY 15, 2000
                                            CON EDISON HEADQUARTERS
                                            4 IRVING PLACE
                                            NEW YORK, N.Y.

LOGO

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 3, 2000

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Consolidated Edison, Inc. ("CEI" or the "Company"). I hope that you will join the Board of Directors and management of your Company at the Company's Headquarters Building at 4 Irving Place, New York, N.Y., on Monday, May 15, 2000 at 10:00 a.m.

     The accompanying Proxy Statement contains information about matters to be considered at the Annual Meeting. At the Annual Meeting, stockholders will be asked to vote on the election of Directors and the ratification of the appointment of independent accountants for 2000. In addition to the matters described above, stockholders will be asked to vote on a proposal submitted by an individual stockholder described in the attached Proxy Statement, if the proposal is properly presented at the Annual Meeting. For the reasons stated in the Proxy Statement, the Board of Directors and management recommend that stockholders vote against this proposal.

     Whether or not you plan to attend the Annual Meeting, please date, sign and return the enclosed proxy in the envelope provided. It is very important that as many shares as possible be represented at the meeting. Stockholders of record may also vote their shares by telephone or by the Internet. Instructions for using the telephone or the Internet service are set forth on the enclosed proxy card.

     If after voting your proxy you come to the meeting, you may vote in person even though you have previously voted your proxy.

                                            Sincerely,

                                            /s/ Eugene R. McGrath
                                            Eugene R. McGrath

LOGO

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     The Annual Meeting of Stockholders of Consolidated Edison, Inc. will be held at the Company's Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 15, 2000 at 10:00 a.m., E.D.S.T. for the following purposes:

          a. To elect the members of the Board of Directors as described in the attached Proxy Statement;

          b. To ratify and approve the appointment of PricewaterhouseCoopers, LLP ("PwC") as independent accountants for the year 2000;

          c. To act on a stockholder proposal as set forth in the Proxy Statement (attached hereto and incorporated herein by reference) and

          d. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     You are cordially invited to attend the meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket. If you are a stockholder of record and vote by telephone or the Internet, you will have the opportunity to indicate that you plan to attend the meeting and a ticket will be sent to you.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                        By Order of the Board of Directors,

                                            ARCHIE M. BANKSTON
                                                Secretary

Dated: April 3, 2000

TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Notice of Annual Meeting....................................
Consolidated Edison, Inc. 2000 Proxy Statement..............     1
Appendix: 1999 Financial Report.............................    19
Selected Financial Data, Selected Quarterly Information,
  Market Price Range and Dividends..........................   A-1
Management's Discussion and Analysis of Financial Condition
  and Results of Operation..................................   A-2
Report of Independent Accountants...........................  A-12
Consolidated Financial Statements...........................  A-13
Notes to Consolidated Financial Statements..................  A-19

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI" or the "Company") in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company's principal executive offices at 4 Irving Place, New York, New York, on Monday, May 15, 2000 at 10:00 a.m.

SOLICITATION OF PROXIES

     The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI, for use at the 2000 Annual Meeting of Stockholders. The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 3, 2000.

     Included as an Appendix to this Proxy Statement are the Company's consolidated financial statements and accompanying notes for the year ended December 31, 1999, and other information relating to the Company's financial condition and results of operations. The Company's Summary Annual Report to Stockholders also accompanies the mailing of this proxy statement.

     This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The expense of the solicitation will be borne by the Company. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $17,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
  VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has established March 28, 2000, as the record date for the determination of CEI's stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 212,292,190 shares of Common Stock which are entitled to one vote per share upon the propositions to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants and the stockholder proposal.

     The enclosed proxy card is for the number of shares registered in your name with CEI, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of the quorum. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors.

VOTING AND REVOCATION OF PROXIES

     All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

     Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. You may also vote the Internet using the control number that has been assigned to you. Voting by telephone or the Internet eliminates the need to return the proxy card. The telephone and Internet voting procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     Voting by use of a proxy on the enclosed proxy card, telephone or on the Internet does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. Shareholders may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not itself revoke a proxy.

ATTENDANCE AND PROCEDURES AT THE ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards and protest-type materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

     Twelve Directors are to be elected, respectively, at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of CEI. The current non-officer nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields.

     Since the last Annual Meeting, the number of Directors constituting the entire Board of Directors remains at twelve; however, there were changes regarding the members of the Board. Mr. Michael Del Giudice was elected to the Board of Directors, effective July 8, 1999, after the Company's completion of the acquisition of Orange and Rockland Utilities, Inc. Dr. George Campbell, Jr., was elected to the Board of Directors, effective February 17, 2000. He is the President and Chief Executive Officer of the National Action Council for Minorities in Engineering ("NACME, Inc."), and was appointed to his present position in 1989. At the opening of business on May 15, 2000, Mr. Schwartz will retire from the Board following 11 years of outstanding and dedicated service to the Company.

     With the exception of Mr. Del Giudice and Dr. Campbell, all of the nominees were elected Directors at the last Annual Meeting. The Company's management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors, except Mr. Del Giudice, also serve as Trustees of CEI's subsidiary, Consolidated Edison Company of New York Inc. ("Con Edison of New York"). Mr. McGrath and Mr. Del Giudice also serve on the Board of CEI's subsidiary, Orange and Rockland Utilities, Inc.

     Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election of Directors of the persons nominated by management, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Director or Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2000, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of that date are set forth below, based on information provided by the nominees.

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
LOGO                           E. VIRGIL CONWAY, 70
                               Chairman, Metropolitan Transportation Authority, New York,
                               N.Y. (public transportation) since April 1995. Mr. Conway
                               has been a Trustee of Con Edison of New York since 1970 and a Director of CEI since December 1997. Mr. Conway was
                               Chairman of The Financial Accounting Standards Advisory
                               Council from 1992 to July 1995. Director or Trustee,
                               Accuhealth, Inc., Atlantic Mutual Insurance Company,
                               Centennial Insurance Company, HRE Properties, certain mutual funds managed by Phoenix Investment Partners, Union Pacific
                               Corporation, Josiah Macy, Jr. Foundation, Pace University,
                               and Chairman, New York Housing Partnership Development
                               Corporation.
                               Shares owned: 14,013

LOGO                           PETER W. LIKINS, 63
                               President, University of Arizona, Tucson, Arizona since
                               October 1, 1997. Dr. Likins was previously President of
                               Lehigh University, Bethlehem, Pa. Dr. Likins has been a
                               Trustee of Con Edison of New York since 1978 and a Director of CEI since December 1997. Director or Trustee, COMSAT
                               Corporation, Parker-Hannifin Corporation, Udall Foundation
                               and University Medical Center. Member, National Academy of
                               Engineering.
                               Shares owned: 4,503

LOGO                           RUTH M. DAVIS, 71
                               President and Chief Executive Officer, The Pymatuning Group,
                               Inc., Alexandria, Va. (technology management). Dr. Davis has been a Trustee of Con Edison of New York since 1981 and a
                               Director of CEI since December 1997. Director or Trustee,
                               BTG, Inc., Ceridian Corporation, Premark International,
                               Inc., Principal Mutual Life Insurance Company, Tupperware
                               Corporation, Varian Associates and The Aerospace Corporation
                               (Chairman). Member, American Academy of Arts and Sciences,
                               National Academy of Engineering and University of Maryland
                               Board of Visitors.
                               Shares owned: 3,443

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
LOGO                           EUGENE R. MCGRATH, 58
                               Chairman of the Board, President and Chief Executive Officer
                               of CEI since October 1997. Chairman and Chief Executive
                               Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September
                               1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of CEI
                               since October 1997 and a Director of O&R since July 1999.
                               Director or Trustee, Atlantic Mutual Insurance Company,
                               Federal Reserve Bank of N.Y., Schering-Plough Corp.,
                               Business Council of New York State, Inc., New York City
                               Partnership and Chamber of Commerce, American Museum of
                               Natural History, Barnard College, National Action Council
                               for Minorities in Engineering, Inc., American Woman's
                               Economic Development Corporation, The Fresh Air Fund, the
                               Wildlife Conservation Society and the United Way of New York
                               City. Member, National Academy of Engineering.
                               Shares owned: 154,830*

LOGO                           GORDON J. DAVIS, 58
                               Partner, LeBoeuf, Lamb, Greene & MacRae, L.L.P., Attorneys
                               at Law, New York, N.Y. Mr. Davis has been a Trustee of Con
                               Edison of New York since 1989 and a Director of CEI since
                               December 1997. Director or Trustee, Phoenix Home Life Mutual
                               Insurance Company, certain mutual funds managed by the
                               Dreyfus Corporation, Lincoln Center for the Performing Arts,
                               Inc., Jazz at Lincoln Center, Inc. (Chairman) and the New
                               York Public Library.
                               Shares owned: 2,276

LOGO                           ELLEN V. FUTTER, 50
                               President and Trustee, American Museum of Natural History,
                               New York, N.Y. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December
                               1997. Director, Trustee or Member, American International
                               Group, Inc., Bristol-Myers Squibb Company, J.P. Morgan &
                               Co., Inc., Council on Foreign Relations, New York City
                               Partnership and Yale School of Management Advisory Board.
                               Fellow, American Academy of Arts and Sciences.
                               Shares owned: 2,413

LOGO                           RICHARD A. VOELL, 66
                               Private investor and retired President and Chief Executive
                               Officer of The Rockefeller Group, New York, N.Y. (real
                               estate, real estate services and communications and
                               communications services) from 1982 to June 1995. Mr. Voell has been a Trustee of Con Edison of New York since 1990 and a Director of CEI since December 1997. Member, Council on
                               Foreign Relations. Director and Member of the Nominating
                               Committee of the Wildlife Conservation Society. Vice
                               Chairman, United Nations Association and Past Chairman,
                               Economic Club of New York.
                               Shares owned: 5,291

LOGO                           SALLY HERNANDEZ-PINERO, 47
                               Senior Vice President, The Related Companies, L.P. since May
                               1, 1999. Mrs. Hernandez-Pinero was a Managing Director of
                               Fannie Mae from July 1998 to April 30, 1999. She was of
                               counsel to the law firm of Kalkines, Arky, Zall & Bernstein,
                               New York, N.Y. from 1994 to May 1998. Mrs. Hernandez-Pinero has been a Trustee of Con Edison of New York since 1994 and a Director of CEI since December 1997. Director or Trustee,
                               Accuhealth, Inc., American Museum of Natural History, The
                               Dime Savings Bank, Goodwill Industries and Tarragon Realty
                               Investors, Inc.
                               Shares owned: 1,369

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
LOGO                           STEPHEN R. VOLK, 63
                               Senior Partner, Shearman & Sterling, Attorneys at Law, New
                               York, N.Y. Mr. Volk has been a Trustee of Con Edison of New
                               York since 1996 and a Director of CEI since December 1997.
                               Member, Council on Foreign Relations and the Harvard Law
                               School Dean's Advisory Board. Director and Member of
                               Executive Committee, New York City Partnership.
                               Shares owned: 2,649

LOGO                           JOAN S. FREILICH, 58
                               Executive Vice President and Chief Financial Officer of CEI
                               and Con Edison of New York since March 1998. She was Senior
                               Vice President and Chief Financial Officer of CEI from
                               October 1997 to February 1998 and of Con Edison of New York
                               from July 1996 to February 1998. Ms. Freilich has been a
                               Trustee of Con Edison of New York since 1997 and a Director of CEI since October 1997. Trustee, Citizens Budget
                               Commission. Member, Financial Executives Institute.
                               President, New York State Women in Communications and
                               Energy.
                               Shares owned: 35,977**

LOGO                           MICHAEL J. DEL GIUDICE, 57
                               Managing Director/Principal , Millennium Credit Markets,
                               LLC, New York, N.Y. He co-founded Millennium in 1996. Mr.
                               Del Giudice was a Managing Director and General Partner of
                               Lazard Freres & Co., LLC. Mr. Del Giudice has been a
                               Director of CEI since July 1999. He has been a Director of
                               O&R since 1988, and was Chairman of the Board from February
                               1998 to July 1999. Board of Directors, Barnes and Noble,
                               Inc. Chairman of the Governor's Committee on Scholastic
                               Achievement. Member, Curran & Connor, Inc. Advisory Board.
                               Shares owned: 1,482

LOGO                           GEORGE CAMPBELL, JR., 54
                               President and Chief Executive Officer, NACME, Inc., New
                               York, N.Y. (Engineering education, scholarships, research
                               and policy). Dr. Campbell has been a Director of CEI and a
                               Trustee of Consolidated Edison of New York since February
                               17, 2000. He has been appointed President of The Cooper
                               Union for the Advancement of Science and Art, New York,
                               N.Y., effective July 1, 2000. Trustee, Rensselaer
                               Polytechnic Institute, Polytechnic University and New York
                               Hall of Science. Member, Congressional Commission on the
                               Advancement of Women and Minorities in Science, Engineering
                               and Technology and the President's Circle, National Academy
                               of Sciences, Fellow, American Association for the
                               Advancement of Science.
                               Shares owned: 1,200***

---------------
*   Includes 140,000 shares underlying currently exercisable options.

**  Includes 34,000 shares underlying currently exercisable options.

*** As of March 1, 2000.

     The number of shares of Common Stock beneficially owned as of January 31, 2000, by each of the executive officers named in the compensation table on page 13 who are not also nominees is set forth below.

                            NAME                              SHARES OWNED*
                            ----                              -------------
J. Michael Evans............................................     41,358
Charles F. Soutar...........................................     39,250
Stephen B. Bram.............................................     32,476

---------------
* Includes shares underlying currently exercisable options for: Mr. Evans -- 40,000; Mr. Soutar -- 32,000 and Mr. Bram -- 32,000.

     As of January 31, 2000, no nominee or officer was the beneficial owner of any class of equity securities of CEI or beneficially owned more than [0.072] percent of the total outstanding Common Stock. As of the same date all officers and members of the Board as a group beneficially owned 662,915 shares, including 552,500 shares underlying currently exercisable options, (0.311 percent) of the outstanding Common Stock. Each officer and member of the Board held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     The following table provides, as of December 31, 1999, information with respect to persons who are known to the Company to beneficially own more than five percent of the common shares of CEI.

                                                                  SHARES OF
                                                                    COMMON
                                                              STOCK BENEFICIALLY
            NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED          PERCENT OF CLASS
            ------------------------------------              ------------------   ----------------
Capital Research and Management Company.....................     11,928,200(1)           5.4%
  333 South Hope Street
  Los Angeles, CA 90071

---------------

(1) Capital Research and Management Company has sole dispositive power for 11,928,200 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 1999 pursuant to Section 16(a) of the Act and written representations from certain reporting persons, the Company believes that all of the reports were filed on a timely basis.

BOARD MEMBERS' FEES AND ATTENDANCE

     Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $30,000, a fee of $1,200 for each meeting of the Board or of the Board of its subsidiaries attended, and a fee of $1,000 for each meeting of a Committee of the Board or of the Board of its subsidiaries attended, except that if a Committee meeting is held on the same day as a Board meeting, the fee paid for attending the Committee meeting is $800. CEI will reimburse Board members, who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the CEI Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

     The Chairs of the Audit, Budget and Contracts, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000, provided, however, that if any Director is serving at the same time as the Chairman of the Budget and Contracts Committee and the Finance Committee he or she is paid only one such annual retainer. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board may participate in the Discount Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for Non-Officer Directors described below. Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

     The Company has a restricted common stock plan for non-officer directors. Under the plan each non-officer Director received 200 shares of CEI Common Stock on the adoption of the plan. Each Director receives an additional award of 200 shares following each Annual Meeting. A new Director receives 200 shares upon joining the Board. The shares are purchased on the open market. Shares of stock received under the plan may not be transferred by the Director (except to a family member or a trust or other entity for estate planning purposes) without the permission of CEI's

Board or the Executive Personnel and Pension Committee of the Board until the earlier of (i) five years from the date of grant, (ii) retirement from the Board at age 72 or earlier with the permission of the Board or the Committee, (iii) the death of the Director or (iv) a change in control of CEI.

     The Company has a deferred compensation plan applicable to non-officer members of the Board. A Board member who elects to participate in the plan may defer all or a portion of the compensation paid by the Company with interest. As of April 1, 2000, one former Trustee of Con Edison of New York was a participant in the plan.

     The Company has a retirement plan for those Board members who are not entitled to receive employee pension benefits from the Company. The plan provides that a member who retires from the Board and who has completed ten full years of service on the Board shall receive annually, for life, commencing at age 65 or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Board, changing as and when such annual retainer changes. The benefits for a Board member who retires with less than ten years of service are prorated. As of April 1, 2000, three former Trustees of Con Edison of New York were participants in the plan.

     The Discount Stock Purchase Plan permits employees of Con Edison, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. The Company contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase outstanding shares of Common Stock of CEI for the participants. The Company pays brokerage and other expenses relating to the plan.

     The law firm of LeBoeuf, Lamb, Greene & MacRae of which Mr. Davis is a partner provided services to Con Edison of New York in 1999 and will provide services in 2000. The law firm of Shearman & Sterling of which Mr. Volk is Senior Partner provided services to Con Edison of New York in 1999.

     The Board of Directors held ten regular and two special meetings in 1999. During 1999 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee, composed of five non-officer Directors (Mrs. Hernandez-Pinero, Chair, Dr. Davis, Mr. Del Giudice, Ms. Futter and Mr. Schwartz), meets with the Company's management, including Con Edison of New York's General Auditor and the Company's independent accountants, several times a year to discuss internal controls and accounting matters, the Company's financial statements and the scope and results of the auditing programs of the independent accountants and of the Con Edison of New York's internal auditing department. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The Audit Committee held three meetings in 1999.

     The Budget and Contracts Committee, composed of five non-officer Directors (Dr. Davis, Chair and Messrs. Conway, Davis, Likins and Schwartz), examines and makes recommendations to the Board and to the Board of Con Edison of New York with respect to the annual capital budgets of CEI and Con Edison of New York, major purchase authorizations, investments and contractual commitments, and the annual operating budget, receives a five-year forecast of capital budget expenditures and reviews major real estate transactions and litigation settlements. The Budget and Contracts Committee held eight meetings during 1999.

     The Environmental Committee, composed of five non-officer Directors (Ms. Futter, Chair, Dr. Davis, Mrs. Hernandez-Pinero and Messrs. Davis and Likins), provides advice and counsel to the Company's management on corporate environmental policy and on such other environmental matters as from time to time the Committee deems appropriate; reviews significant new developments in environmental laws and governmental agency actions as they affect the Company's corporate environmental policies; reviews significant issues relating to the Company's compliance with environmental laws and regulations and corporate environmental policies; meets annually with the Planning Committee to review and evaluate planning and environmental issues; submits recommendations to the Board with respect to environmental-related matters; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment. The Environmental Committee held three meetings in 1999.

     The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and four non-officer Directors (Messrs. Conway, Likins, Voell and Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 1999.

     The Executive Personnel and Pension Committee, composed of four non-officer Directors (Mr. Conway, Chair, Mrs. Hernandez-Pinero and Messrs. Schwartz and Voell), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in Con Edison of New York's Executive Incentive Plan, subject to confirmation by the Board and administers CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committee also reviews and make recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and make recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and reviews and makes recommendations with respect to new benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The Executive Personnel and Pension Committee held seven meetings during 1999.

     The Finance Committee, which is composed of five non-officer Directors (Mr. Schwartz, Chair, Dr. Davis and Messrs. Conway, Davis and Likins), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, nuclear decommissioning funds, and other financial matters, and reviews five-year financial forecasts. The Finance Committee held four meetings during 1999.

     The Nominating Committee, composed of five non-officer Directors (Mr. Voell, Chair, Ms. Futter and Messrs. Conway, Schwartz and Volk), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members and members of the Committees as well as other corporate governance matters. The Nominating Committee held five meetings in 1999. The Committee has no formal procedures for consideration of recommendations for nominations to the Board. It considers candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate, to the effect that the candidate is both willing and affirmatively desirous of serving.

     The Planning Committee, composed of six non-officer Directors (Dr. Likins, Chair, Dr. Davis, Ms. Futter, Mrs. Hernandez-Pinero and Messrs. Davis and Volk), examines and makes recommen-dations to the Board regarding long range planning for the Company. The Planning Committee held three meetings in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mrs. Hernandez-Pinero and Messrs. Conway, Schwartz and Voell were the members of CEI's Executive Personnel and Pension Committee in 1999. The Company believes that there are no interlocks with the members who serve on the Committee.

MANAGEMENT PROPOSAL

(ITEM 2 ON PROXY CARD)

PROPOSAL NO. 2--Ratification of the Appointment of PricewaterhouseCoopers, LLP as Independent Accountants for the Year 2000.

     At the Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers, LLP ("PwC") as independent accountants for the Company for the year 2000. PwC has acted in the same capacity for the Company for many years.

     Before the Audit Committee recommended the appointment of PwC, it considered that firm's qualifications. This included a review of PwC's performance in prior years, as well as PwC's reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2000 for the Company is not in any way adversely affected by any litigation or investigations reflected in such information.

     Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     In connection with the 1999 audit of CEI, PwC reviewed the Company's and its subsidiaries' financial statements, reviewed interim financial statements and certain of the Company's or its subsidiaries' filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. PwC also performed audits of the financial statements of the Company's pension and certain other benefit plans. Fees for PwC's audit services performed in 1999 totaled $950,000.

     Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

STOCKHOLDER PROPOSAL

(ITEM 3 ON PROXY CARD)

PROPOSAL NO. 3--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

          "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

     "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     "Last year the owners of 14,929,630 shares, representing approximately 10.3% of shares voting, voted FOR my similar proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 11 through 17 of the Proxy Statement concerning compensation for the five highest paid executive officers.

     The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.
--------------------------------------------------------------------------------

     Adoption of the preceding stockholder resolution (Proposal 3) would require the affirmative vote of a majority of shares of Common Stock voted thereon at the meeting.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1999. The positions shown are the officers' positions with the Company or with the Company's principal subsidiary, Con Edison of New York, as of December 31, 1999.

                                                                             LONG TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                   --------------------------------------   ------------
                                                                OTHER        NUMBER OF
                                                                ANNUAL         OPTION       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR   SALARY    BONUS    COMPENSATION      SHARES    COMPENSATION(4)
---------------------------        ----   ------    -----    ------------    ---------   ---------------
Eugene R. McGrath................  1999  $943,333  $585,000    $17,996        150,000        $42,458
Chairman of the Board              1998  $865,000  $594,750    $17,636         70,000        $26,116
and Chief Executive Officer(1)(2)  1997  $790,000  $518,700    $17,251         70,000        $25,641
J. Michael Evans(3)..............  1999  $428,000  $220,000         --         30,000        $12,368
President and Chief Operating      1998  $396,333  $220,000         --         20,000        $ 7,650
Officer                            1997  $349,667  $150,000         --         20,000        $ 7,650
Charles F. Soutar(3).............  1999  $411,333  $140,000         --         20,000        $11,918
Executive Vice President --        1998  $391,333  $150,000         --         20,000        $ 7,650
Central Services                   1997  $371,333  $145,000         --         18,000        $ 7,650
Joan S. Freilich.................  1999  $338,333  $170,000         --         50,000        $10,388
Executive Vice President           1998  $271,553  $167,500         --         20,000        $ 7,500
and Chief Financial Officer(1)     1997  $210,000  $101,000         --         18,000        $ 6,300
Stephen B. Bram(3)...............  1999  $343,417  $ 90,000         --         16,000        $10,363
Senior Vice President --           1998  $327,333  $ 90,000         --         16,000        $ 7,650
Central Operations                 1997  $309,500  $ 80,000         --         16,000        $ 7,650

------------
     (1) Holds same positions with Con Edison of New York.

     (2) Also President of CEI.

     (3) Positions with Con Edison of New York.

     (4) The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 1999, Mr. McGrath, life insurance--$18,957; Thrift Plan--$6,225 and DIP--$17,276; Mr. Evans, Thrift Plan--$6,225; DIP--$6,143; Mr. Soutar, Thrift Plan--$6,225; DIP--$5,693; Ms. Freilich, Thrift Plan--$6,225; DIP--$4,163; Mr. Bram, Thrift Plan--$6,225; DIP--$4,138. For 1998,
Mr. McGrath, life insurance--$18,466; Thrift Plan--$7,650; Mr. Evans, Thrift Plan--$7,650; Mr. Soutar, Thrift Plan--$7,650; Ms. Freilich, Thrift Plan--$7,500; Mr. Bram, Thrift Plan--$7,650. For 1997, Mr. McGrath, life insurance--$17,991; Thrift Plan--$7,650; Mr. Evans, Thrift Plan--$7,650; Mr. Soutar, Thrift Plan--$7,650; Ms. Freilich, Thrift Plan--$6,300; Mr. Bram, Thrift Plan--$7,650.

 EMPLOYMENT CONTRACTS OF EXECUTIVE OFFICERS LISTED IN THE SUMMARY COMPENSATION
                                     TABLE

     Mr. McGrath has an agreement with the Company that provides for his employment on a year-to-year basis with automatic one-year extensions unless the Company or Mr. McGrath terminates the agreement upon at least twelve months' prior notice. The agreement provides for Mr. McGrath to receive an annual salary of $975,000 (effective September 1, 1999), plus annual deferred compensation of $25,000 with interest. Effective January 1, 2000, Mr. McGrath ceased receiving annual deferred compensation of $25,000 and will receive this sum in annual salary. Mr. McGrath's salary is reviewed annually by the Executive Personnel and Pension Committee and, with the concurrence of the Board, may be increased as a result of that review. The agreement also provides for the purchase of supplemental term life insurance for Mr. McGrath, the premiums for which are included in the Summary Compensation Table.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies are administered by the Executive Personnel and Pension Committee of the Board which was composed of four Board members in 1999. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Stock Option Plan, is submitted to the full Board for approval. The Committee submits the following report related to compensation matters for 1999.

     The Committee's compensation policy -- The Committee believes that total executive compensation should be such as to attract to the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Company. In 1999, compensation of the Company's executive officers consisted primarily of base salary, which is reviewed by the Committee annually, a potential award under Con Edison of New York's Executive Incentive Plan, which is shown in the Summary Compensation Table on page 11 under the caption "Bonus" and a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by the stockholders at the 1996 Annual Meeting. In making its recommendations to the Board, with respect to salaries of officers other than Mr. McGrath, and awards under the Executive Incentive Plan of officers other than Mr. McGrath, and in making awards under the Stock Option Plan for officers other than Mr. McGrath, the Committee considers recommendations made by Mr. McGrath. The Committee initiates the recommendations that are made to the Board with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committee makes to him under the Stock Option Plan.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by such organizations as the Edison Electric Institute and in general industry studies conducted by compensation consulting firms. These surveys are not identical to the surveys referred to in the next paragraph. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other utilities with revenues exceeding $2 billion and a survey by the Edison Electric Institute of the compensation paid to the chief executive officers in the electric utility industry. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 17. None of the non-utility companies in the surveys are in the Index.

     The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context the Committee look not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity), but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

     1999 Base Salary Determinations -- In 1999 individual performance and overall compensation ranges relevant to officers were the factors considered by the Executive Personnel and Pension Committee in determining the base salaries recommended for such individuals.

     1999 Executive Incentive Plan Awards -- Each year under the Executive Incentive Plan, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed one half of one percent of Con Edison of New York's net income for the year. Awards may be made by the Committee, subject to approval by the Board, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in the Company's Common Stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

     In recommending the amount awarded under the Executive Incentive Plan for plan year 1999, the Committee considered the following financial factors for 1999: Earnings per share of $3.14 were higher than budgeted and ten cents higher than 1998; earnings available for common stock of $700.6 million for 1999 exceeded the budget by $72.7 million; the stock price decreased 34.8%, which compares with an increase of 19.5% in the Standard & Poor's ("S&P") 500 stock index and a 23.2% decrease for the S&P Electric Utilities Index; total market return on the Company's Common Stock was a negative 31.4%; the rate of return on shareholders' equity in 1999 was 12.4% compared to 12% for 1998; the dividend was increased by two cents or 0.9% in 1999; interest coverage was 4.04 times compared with 4.29 for 1998; in June and August 1999, fossil-fueled electric generating facilities in New York City were sold for about $1.8 billion, about two times their average book value; in July 1999 the Company completed its acquisition of Orange and Rockland Utilities after negotiating acceptable regulatory agreements; uncollectibles, as measured by net loss per $100 revenues, dropped from $0.40 in 1998 to $0.37 in 1999, the lowest since 1988; electric sales increased from 1998 by 2.7% on a weather-adjusted basis, while firm gas sales and firm transportation increased by 1.3% and steam sales decreased 1.4%, both on a weather adjusted-basis.

     The Committee also considered the following additional factors: the Company and Northeast Utilities agreed to a merger agreement under which the Company will acquire Northeast Utilities and the combined company will be the largest electric distribution company in the nation and third largest gas distribution company in the Northeast; Con Edison of New York's Retail Choice Program continues to meet the New York State Public Service Commission's requirements and commitments made in the Competitive Opportunities Proceeding; the Company's commitment to fostering a competitive electricity market and its lead role in the formation of the New York Independent System Operator, which took control over electric bulk power transmission in New York State in November 1999; the formation of a steam business unit, which consolidated all steam-related functions; the receipt of the beginning of the licensing process for the East River Repowering Project; satisfaction of the $300 million stranded cost mitigation provided under the 1997 Competitive Opportunities Proceeding Settlement Agreement; Con Edison of New York supplied a new record electric system peak load of 11,850 MW on July 6, 1999; the unprecedented heat wave during the period July 3 through July 7, 1999 and the events leading to the shutdown of the Washington Heights network; the initiation of a comprehensive load relief and reliability plan to improve the high reliability of the distribution system; the failure to meet the NYPSC's targets for electric distribution system interruption rates and outage duration; the continuous operation of Indian Point 2 from September 22, 1998 until August 31, 1999, the second longest period of continuous operation in the plant's history; the events surrounding the Indian Point 2 reactor trip on August 31, 1999 that resulted in a declaration of notification of unusual event to the Nuclear Regulatory Commission; the rate of customer contacts with the NYPSC in 1999 was 4.2 contacts per 100,000 customers, the lowest on record; the consolidation of four telephone call centers into one location that will reduce costs and improve service; Con Edison of New York's environmental program became the first corporate-wide environmental program to be certified by the International Standard -- ISO 14000; the successful completion of a ten year steam enhancement program on time and under budget; and that Con Edison of New York's minority representation level in senior management increased from 13.4% in 1998 to 15.2% in 1999, while female representation in upper management increased from 14.5% in 1998 to 19.1% in 1999; overall minority representation increased from 31.4% in 1998 to 32.7% in 1999 and overall female representation increased from 14.4% in 1998 to 14.6% in 1999.

     Based on the Committees review of the Company's performance in 1999, as reflected in the factors mentioned above, for 1999 the Committee recommended, and the Board approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 90 percent of the maximum amount provided by the Plan.

     CEO Compensation -- In making its recommendations to the Board with respect to both the base salary and the Executive Incentive Plan award for 1999 of Mr. McGrath and the Stock Option grant made to him in 1999, the Committee considered among other things, the Company's good financial and operating results; the Company's strong financial condition; the Company's progress in achieving the goal of environmental excellence; Mr. McGrath's success in positioning the Company for the future as evidenced by the successful completion of the acquisition of Orange and Rockland Utilities and the entering into of a merger agreement with Northeast Utilities; the continued successful implementation of Con Edison of New York's and Orange and Rockland's retail choice programs; the progress of the Company's unregulated subsidiaries; and compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 12.

     I.R.S. Limitations on Deductibility of Executive Compensation -- Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 1999, a portion of Mr. McGrath's compensation exceeded the threshold. In the Committee's judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

                                        The Executive Personnel and Pension
                                        Committee

                                             E. Virgil Conway (Chairman)
                                             Sally Hernandez-Pinero
                                             Robert G. Schwartz
                                             Richard A. Voell

                                 STOCK OPTIONS

     The purpose of the Stock Option Plan, which provides for granting options to purchase shares of the Company's Common Stock, is to promote the interests of the Company and its stockholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, by strengthening their ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Company's stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under the 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of the Company, the Executive Personnel and Pension Committee of the Board may provide for appropriate adjustments including (i) rescinding or taking any other action with respect to any option to the extent necessary to permit the Company to engage in a merger, consolidation or business combination intended to be accounted for as a pooling of interests transaction or (ii) accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

                    OPTION GRANTS IN LAST FISCAL YEAR (1999)

                                     NUMBER OF     % OF TOTAL
                                       SHARES       OPTIONS
                                     UNDERLYING    GRANTED TO                                 GRANT DATE
                                      OPTIONS      EMPLOYEES     EXERCISE OR    EXPIRATION     PRESENT
NAME                                  GRANTED       IN 1999      BASE PRICE        DATE        VALUE(1)
----                                 ----------    ----------    -----------    ----------    ----------
Eugene R. McGrath..................   150,000        11.8%        $47.9375       2/22/09      $1,185,000
J. Michael Evans...................    30,000         2.4%        $47.9375       2/22/09      $  237,000
Charles F. Soutar..................    20,000         1.6%        $47.9375       2/22/09      $  158,200
Joan S. Freilich...................    50,000         3.9%        $47.9375       2/22/09      $  395,000
Stephen B. Bram....................    16,000         1.3%        $47.9375       2/22/09      $  126,400

---------------
(1) The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, February 22, 1999. The values generated by this model depend upon the following assumptions: an option exercise date eight years after the grant date, a constant dividend yield on the underlying stock of 4.46 percent, an assumed annual volatility of the underlying stock of 18.76 percent; and a risk-free rate of return for the option period of 5.24 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1999)
                  AND FISCAL YEAR-END OPTION VALUES (12/31/99)

                                                  NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                        NUMBER OF                     UNEXERCISED OPTIONS           IN THE MONEY OPTIONS AT
                         SHARES                        AT FISCAL YEAR END              FISCAL YEAR END(1)
                        ACQUIRED       VALUE      ----------------------------    ----------------------------
                       ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                       -----------    --------    -----------    -------------    -----------    -------------
Eugene R. McGrath....       0            0          70,000          290,000        $463,750        $210,000
J. Michael Evans.....       0            0          20,000           70,000        $132,500        $ 60,000
Charles F. Soutar....       0            0          16,000           58,000        $106,000        $ 54,000
Joan S. Freilich.....       0            0          16,000           88,000        $106,000        $ 54,000
Stephen B. Bram......       0            0          16,000           48,000        $106,000        $ 54,000

---------------
(1) Represents the difference between the market price of the Company's Common Stock and the exercise price of the option at 12/31/99. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under Con Edison of New York's Retirement Plan for Management Employees (the "Management Plan"), a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Messrs. McGrath and Evans by separate agreements. CEI does not have a separate pension plan.

  FINAL
 AVERAGE
  SALARY                                     YEARS OF SERVICE
 -------    ----------------------------------------------------------------------------------
               15         20         25          30           35           40           45
               --         --         --          --           --           --           --
$50,000.... $ 11,250   $ 15,000   $ 19,000   $   24,000   $   25,250   $   26,500   $   27,750
$100,000... $ 23,750   $ 31,666   $ 40,083   $   50,499   $   52,999   $   55,499   $   57,999
$200,000... $ 51,500   $ 68,666   $ 86,833   $  108,999   $  113,999   $  118,999   $  123,999
$300,000... $ 79,250   $105,666   $133,583   $  167,499   $  174,999   $  182,499   $  189,999
$400,000... $107,000   $142,666   $180,333   $  225,999   $  235,999   $  245,999   $  255,999
$500,000... $134,750   $179,666   $227,083   $  284,499   $  296,999   $  309,499   $  321,999
$600,000... $162,500   $216,666   $273,833   $  342,999   $  357,999   $  372,999   $  387,999
$700,000... $190,250   $253,666   $320,583   $  401,499   $  418,999   $  436,499   $  453,999
$800,000... $218,000   $290,666   $367,333   $  459,999   $  479,999   $  499,999   $  519,999
$900,000... $245,750   $327,666   $414,083   $  518,499   $  540,999   $  563,499   $  585,999
$1,000,000.. $273,500  $364,666   $460,833   $  576,999   $  601,999   $  626,999   $  651,999
$1,100,000.. $301,250  $401,666   $507,583   $  635,499   $  662,999   $  690,499   $  717,999
$1,200,000.. $329,000  $438,666   $554,333   $  693,999   $  723,999   $  753,999   $  783,999
$1,300,000.. $356,750  $475,666   $601,083   $  752,499   $  784,999   $  817,499   $  849,999
$1,400,000.. $384,500  $512,666   $647,833   $  810,999   $  845,999   $  880,999   $  915,999
$1,500,000.. $412,250  $549,666   $694,583   $  869,499   $  906,999   $  944,499   $  981,999
$1,600,000.. $440,000  $586,666   $741,333   $  927,999   $  967,999   $1,007,999   $1,047,999
$1,700,000.. $467,750  $623,666   $788,083   $  986,499   $1,028,999   $1,071,499   $1,113,999
$1,800,000.. $495,500  $660,666   $834,833   $1,044,999   $1,089,999   $1,134,999   $1,179,999
$1,900,000.. $523,250  $697,666   $881,583   $1,103,499   $1,150,999   $1,198,499   $1,245,999
$2,000,000.. $551,000  $734,666   $928,333   $1,161,999   $1,211,999   $1,261,999   $1,311,999

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under the Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 37 years; Mr. Evans,

26 years; Mr. Soutar, 42 years; Mr. Bram, 37 years and Ms. Freilich, 22 years. Current compensation rates covered by the Plans for Messrs. McGrath, Evans, Soutar, Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the summary compensation table on page 11. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (December 31, 1994 to December 31, 1999) with the cumulative total return of the Standard & Poor's Electric Utilities Index and the Standard & Poor's 500 Stock Index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

              CEI, S&P ELECTRIC UTILITIES INDEX AND S&P 500 INDEX
                     DECEMBER 31, 1994 TO DECEMBER 31, 1999

                                                       CON EDISON                 S&P ELECTRICS                  S&P 500
                                                       ----------                 -------------                  -------
1994                                                      100.0                       100.0                       100.0
1995                                                      132.0                       131.1                       137.6
1996                                                      129.9                       130.9                       169.2
1997                                                      192.6                       165.2                       225.6
1998                                                      259.2                       190.8                       290.1
1999                                                      178.1                       153.8                       351.1

* Based on $100 invested at December 31, 1994; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 1999, the Company purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) CEI or its subsidiaries for payments they make to indemnify directors, trustees, officers and assistant officers of CEI and its subsidiaries (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or its subsidiaries and (c) CEI and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: A.C.E. Insurance Company, Ltd., Continental Casualty Company, Federal Insurance Company, Lumbermens Mutual Casualty Company, and Zurich American Insurance Company. The cost of this insurance was $667,500 for a one year term. The Company also purchased from Federal Insurance Company, Royal Insurance Company of America and Zurich American Insurance Company additional insurance coverage, for one year effective January 1, 2000, insuring the directors, trustees, officers and employees of CEI and its subsidiaries and certain other parties against certain liabilities which could arise in connection with the administration of the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $194,000.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order to be included in the proxy statement and form of proxy relating to the Company's 2001 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 4, 2000.

OTHER MATTERS TO COME BEFORE THE MEETING

     Management intends to bring before the meeting only the election of Directors and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting. If a proposal offered by a stockholder that would require executive compensation be directly related to stockholders return, which was omitted from this proxy statement pursuant to applicable regulations, is presented to the meeting, it is the intention of the persons named in the form of the proxy to vote against it.

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. YOUR VOTE IS IMPORTANT. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                                             By Order of the Board of Directors,

                                                        ARCHIE M. BANKSTON
                                                            Secretary
New York, N.Y.
April 3, 2000

                        APPENDIX: 1999 FINANCIAL REPORT

Selected Financial Data

Con Edison
Year Ended December 31 (Millions of Dollars)           1999           1998           1997           1996       1995
-----------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $7,491.3       $7,093.0       $7,196.2       $7,133.1   $6,620.0
Purchased power                                         1,824.0        1,253.8        1,349.6        1,272.9    1,107.2
Fuel                                                      430.1          579.0          596.8          573.3      504.1
Gas purchased for resale                                  485.2          437.3          552.6          590.4      342.0
Operating income                                        1,019.8        1,053.3        1,035.3        1,012.5    1,040.6
Net income for common stock                               700.6          712.7          694.5          688.2      688.3
Total assets                                           15,531.5       14,381.4       14,722.5       14,057.2   13,949.9
Long-term debt                                          4,524.6        4,050.1        4,188.9        4,238.6    3,917.2
Preferred stock subject to
  mandatory redemption                                     37.1           37.1           84.6           84.6      100.0
Common shareholders' equity                             5,412.0        6,025.6        5,930.1        5,727.6    5,522.7
-----------------------------------------------------------------------------------------------------------------------
Basic earnings per share                              $    3.14      $    3.04      $    2.95      $    2.93   $   2.93
Diluted earnings per share                            $    3.13      $    3.04      $    2.95      $    2.93   $   2.93
Cash dividends per common share                       $    2.14      $    2.12      $    2.10      $    2.08   $   2.04
-----------------------------------------------------------------------------------------------------------------------
Average common shares
  outstanding (millions)                                  223.4          234.3          235.1          235.0      234.9
-----------------------------------------------------------------------------------------------------------------------


Selected Quarterly Information

Con Edison                                                              First        Second          Third     Fourth
1999 (Millions of Dollars)                                             Quarter       Quarter        Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------------
Operating revenues                                                    $1,776.6       $1,479.1       $2,346.2   $1,889.4
Operating income                                                         258.5          149.7          423.3      188.3
Net income for common stock                                              176.6           66.4          336.0      121.6
Basic earnings per common share                                       $   0.76       $   0.30       $   1.50   $   0.58
Diluted earnings per common share                                     $   0.76       $   0.30       $   1.50   $   0.57

1998 (Millions of Dollars)
-----------------------------------------------------------------------------------------------------------------------
Operating revenues                                                    $1,853.1       $1,561.0       $2,061.6   $1,617.3
Operating income                                                         254.6          148.0          438.4      212.3
Net income for common stock                                              171.9           62.0          347.0      131.8
Basic and diluted earnings per common share                           $   0.73       $   0.26       $   1.49   $   0.56
-----------------------------------------------------------------------------------------------------------------------
In the opinion of Con Edison, these quarterly amounts include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

Market Price Range in Consolidated Reporting System and Dividends Paid on Common Stock

                              1999                               1998
------------------------------------------------------------------------------------
                                        Dividends                          Dividends
                    High      Low            Paid      High      Low            Paid
------------------------------------------------------------------------------------
1st Quarter         $53-7/16  $45-1/8   $ 0.535      $47-7/8     $39-1/16   $  0.53
2nd Quarter          49-7/8    43-7/8     0.535       47-1/8      41-1/8       0.53
3rd Quarter          46-5/8    40         0.535       52-1/4      42           0.53
4th Quarter          43-1/16   33-9/16    0.535       56-1/8      48-1/2       0.53
------------------------------------------------------------------------------------
As of January 31, 2000 there were 116,467 holders of record of common stock.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and should be read in conjunction with the consolidated financial statements and the notes thereto.


CON EDISON'S BUSINESS

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility which provides electric service to over three million customers and gas service to over a million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R) is also a regulated utility subsidiary of Con Edison. O&R, along with its regulated utility subsidiaries, provides electric service to over 275,000 customers and gas service to over 100,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

In October 1999, Con Edison agreed to acquire Northeast Utilities (Northeast), which, through its three regulated utility subsidiaries, provides electric service to over 1.7 million customers in Connecticut, New Hampshire and western Massachusetts and, following completion of its acquisition of Yankee Energy System, Inc., will provide gas service to over 185,000 customers in Connecticut.


SIGNIFICANT DEVELOPMENTS

Several significant developments in 1999 materially affected Con Edison's financial condition and results of operations. In July 1999 Con Edison completed its $791.5 million acquisition of O&R. See Note K to the financial statements. In June and August 1999, Con Edison of New York completed the sales of almost 6,300 megawatts (MW) of its approximately 8,300 MW of electric generating capacity, for a total of $1.8 billion. See Note I to the financial statements. During 1999, Con Edison substantially completed its $1 billion common stock repurchase program. See "Liquidity and Capital Resources - Stock Repurchases," below.

Significant developments are also expected in 2000, including the completion of the acquisition of Northeast for an estimated aggregate price of not more than $3.8 billion and additional purchases of common stock under a $300 million expansion of the repurchase program. See "Liquidity and Capital Resources - Northeast Utilities Merger and Stock Repurchases," below. Con Edison of New York has also announced that it will conduct an auction for the possible sale of the Indian Point 2 nuclear generating unit. See "Nuclear Generation," below.


LIQUIDITY AND CAPITAL RESOURCES

CASH AND SHORT-TERM BORROWING

Cash and temporary cash investments and commercial paper outstanding at December 31, 1999 and 1998 were:

(Million of Dollars)                                         1999          1998
--------------------------------------------------------------------------------
Cash and temporary
   cash investments                                        $ 485.1        $102.3

Commercial paper                                           $ 495.4            --

The 1999 amounts reflect short-term borrowing in December 1999 in anticipation of January 2000 cash requirements. Con Edison's cash requirements are subject to substantial fluctuations due to seasonal variations in cash flow and generally peak in January and July of each year when semi-annual payments of New York City property taxes are due.

Con Edison's average daily commercial paper outstanding in 1999 was $125 million compared to $35 million in 1998. The weighted average interest rate was approximately 5.0 percent in 1999 compared to approximately 5.6 percent in 1998. The increased commercial paper issuance during 1999 reflects temporary short-term borrowing to complete the O&R acquisition and to continue the common stock repurchase program. This borrowing was repaid with cash proceeds from the generation divestiture. The increased borrowing also reflects Con Edison's plan to maintain commercial paper as a cost-effective component of its capital structure.

For additional information about Con Edison's commercial paper programs, see Note C to the financial statements.


CASH FLOWS FROM OPERATIONS

Net cash flows from operating activities for years 1997 through 1999 were as follows:

(Millions of Dollars)                      1999            1998            1997
--------------------------------------------------------------------------------
Net cash flows from
   operating activities                 $ 1,205         $ 1,390         $ 1,286
Common stock
    dividends                              (477)           (493)           (494)
--------------------------------------------------------------------------------
Net cash flows                          $   728         $   897         $   792

Net cash flows from operations in 1999 were lower than in 1998 due to higher capacity charges and other cash flow effects of the generation divestiture. Net cash flows in 1998 were higher than in 1997 due principally to higher electric sales revenue from warmer than normal summer weather and an improved New York City economy.

Customer accounts receivable, less allowance for uncollectible accounts, increased at December 31, 1999 compared to December 31, 1998, primarily because of Con Edison's acquisition of O&R and increased sales by Con Edison's unregulated subsidiaries. See "Unregulated Subsidiaries," below. For Con Edison of New York, the equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 28.8 days at December 31, 1999, compared with
28.0 days at December 31, 1998. For O&R, the ENDRO was 40.4 days at December 31, 1999.

Net utility plant decreased at December 31, 1999 compared to December 31, 1998 reflecting the net effect of generation divestiture and the acquisition of O&R. Accounts payable was higher at December 31, 1999 primarily because of increased purchased power billings and the acquisition of O&R. Other receivables were higher at December 31, 1999 primarily because of the acquisition of O&R. Materials and supplies decreased at December 31, 1999 reflecting the sale of inventory along with the generating plants.

Prepayments at December 31, 1999 reflect cumulative credits to pension expense of $116.0 million compared with $62.0 million at December 31, 1998, resulting primarily from the amortization of past investment gains. See Note D to the financial statements.

For information about regulatory assets and liabilities, see Note J to the financial statements.


CAPITAL RESOURCES

Con Edison expects to finance its operations, capital requirements (other than those relating to its pending acquisition of Northeast) and the payment of dividends to its shareholders primarily from dividends and other distributions it receives from its subsidiaries and through external borrowings, including commercial paper. For information about restrictions on the payment of dividends by Con Edison of New York, see Note B to the financial statements. For information about Con Edison's capital requirements relating to its pending acquisition of Northeast, see "Northeast Utilities Merger," below.

In February 2000 Con Edison of New York and O&R requested the New York State Public Service

Commission (PSC) to authorize additional long-term debt issuances of up to $1.5 billion and $150 million, respectively, prior to 2003. The PSC has already authorized Con Edison of New York to issue securities for the refunding of its outstanding debt and preferred stock from time to time prior to the year 2003. O&R has requested similar authorization to refund its outstanding debt securities.

Con Edison's ratio of earnings to fixed charges for 1999, 1998 and 1997 and common equity ratio at December 31, 1999, 1998 and 1997 were:

                                                1999          1998          1997
                                                --------------------------------
Earnings to fixed
  charges (SEC basis)                           4.04          4.29          4.09

Common equity                                   53.1          58.4          56.8

The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refundings. The decrease in the equity ratio for 1999 reflects the $1 billion common stock repurchase program and debt issuances. Con Edison expects that these ratios will decrease in 2000 when it expects to complete the acquisition of Northeast and continue to repurchase its common stock. Con Edison's interest coverage and equity ratio are currently among the highest in the industry.

Con Edison of New York issued $275 million aggregate principal amount of 40-year
7.35 percent debentures in June 1999 and $200 million aggregate principal amount of 10-year 7.15 percent debentures in December 1999. In addition, it repaid at maturity $150 million of floating rate taxable debentures in July 1999 and $75 million of 7-year 6.5 percent debentures in September 1999.

Con Edison of New York issued $292.7 million of 35-year adjustable rate tax-exempt debt in July 1999, the proceeds of which, along with other funds, were used in August 1999 to redeem $150 million of 7 -1/4 percent Series 1989 C tax-exempt debt and $150 million of 7 -1/2 percent Series 1990 A tax-exempt debt. In 1998, it issued $385 million of debentures with interest rates ranging from 6.15 to 7.10 percent to refund debentures and tax-exempt debt with interest rates ranging from 7-1/8 to 8.05 percent and $75 million of 30-year 6.90 percent debentures to redeem three series of preferred stock.

The commercial paper of Con Edison and its utility subsidiaries is rated P-1 and A-1, respectively, by Moody's Investor Service (Moody's) and Standard and Poor's Rating Group (S&P). S&P has assigned an issuer rating of A to Con Edison, which has not yet issued any long-term debt. The debentures of Con Edison's utility subsidiaries are rated A1 and A+, respectively, by Moody's and S&P. The rating agencies are reviewing these ratings in light of Con Edison's pending acquisition of Northeast.


CAPITAL REQUIREMENTS

The following table compares Con Edison's capital requirements, other than requirements relating to its stock repurchases and pending Northeast acquisition, for the years 1997 through 1999 and estimated amounts for 2000 and 2001:

(Millions of Dollars)     2001        2000        1999        1998        1997
--------------------------------------------------------------------------------
Utility
  construction
  expenditures            $  908      $  829      $  678      $  619      $  654
Investment in
  unregulated
  subsidiaries               293         221         165          56          86
Nuclear
  decommissioning
  trust                       21          21          21          21          21
Nuclear fuel                  47          28          17           7          15
Retirement of
  long-term debt at
  maturity                   300         395         525         200         106
--------------------------------------------------------------------------------
         Total            $1,569      $1,494      $1,406      $  903      $  882

The increased utility construction expenditures in 2000 and 2001 reflect expenditures to repower Con Edison of New York's East River steam-electric generating plant, expenditures related to meeting load growth on the electric distribution system and the construction programs of O&R. The repowering will provide additional, more efficient and lower-cost steam capacity, and will allow for the retirement and sale of the Waterside generating station. See "Regulatory Matters - Steam," below.

STOCK REPURCHASES

During 1999 18.7 million shares of Con Edison common stock were repurchased at an average price of $43.82 per share, and a total cost of $819.7 million under the previously announced $1 billion repurchase program. Through December 31, 1999, a total of 21.4 million shares was purchased under the program at an average price of $44.03 per share, and a total cost of $940.5 million.

In January 2000 Con Edison announced the expansion of its stock repurchase program by an additional $300 million. Con Edison expects that purchases will be made from time to time on the open market, as determined by market conditions and Con Edison's other financial needs.

Con Edison purchased 432,400 shares of its common stock (at an aggregate cost of approximately $19.8 million) in April and May 1999 to be used for exercises of options under its 1996 Stock Option Plan. At December 31, 1999, approximately 318,960 of these shares remained available for future option exercises. Shares of Con Edison common stock to be issued upon the exercise of options may be either purchased on the market or newly issued shares. See Note M to the financial statements.


NORTHEAST UTILITIES MERGER

In October 1999 Con Edison agreed to acquire Northeast Utilities for an estimated aggregate purchase price of not more than $3.8 billion, payable 50 percent in cash and 50 percent in common stock (subject to election and proration procedures). Con Edison expects that, following receipt of all required shareholder and regulatory approvals, it will complete the merger in 2000.

In January 2000 Con Edison and Northeast submitted filings relating to the merger with the relevant federal and state agencies, including the Federal Energy Regulatory Commission (FERC), Securities and Exchange Commission (SEC), Department of Justice and Nuclear Regulatory Commission (NRC).

Con Edison has not yet entered into any agreements or made any arrangements with respect to financing the cash portion of the merger consideration. Con Edison expects to meet this need with a combination of cash on hand and issuance of long-term or short-term debt, and does not expect to experience any difficulty in obtaining the requisite financing. See "Financial Market Risks," below.

For additional information about the merger, see "Northeast Utilities Merger" which precedes Note A in the footnotes to the financial statements.


UNREGULATED SUBSIDIARIES

Con Edison's unregulated subsidiaries provide competitive gas and electric supply and energy-related products and services (Con Edison Solutions); invest in and manage energy infrastructure projects (Con Edison Development); market specialized energy supply services to wholesale customers (Con Edison Energy); and invest in telecommunications infrastructure (Con Edison Communications). These subsidiaries operate primarily in the New England and Mid-Atlantic states.

Con Edison's investment in these subsidiaries was $284.4 million at December 31, 1999. See "Capital Requirements," above.

Northeast also has unregulated subsidiaries that provide telecommunications, energy management and marketing and other energy related services.

The unregulated subsidiaries participate in new unregulated energy supply and services businesses that are subject to competition and different investment risks than those involved in the businesses of the regulated utility subsidiaries.

REGULATORY MATTERS

Federal and state initiatives have resulted in a fundamental restructuring of Con Edison and the rest of the utility industry by promoting the development of competition in the sale of electricity and gas. These initiatives "unbundle," or separate, the integrated supply and delivery services that utilities have traditionally provided, and enable customers to purchase electric and gas supply from others for delivery by the utilities over their electric and gas systems.

ELECTRIC

In 1996 the FERC issued its Order 888 requiring electric utilities to make their transmission facilities available to wholesale sellers and buyers of electric energy and allow utilities to recover related legitimate and verifiable stranded costs subject to FERC's jurisdiction. In November 1999 following FERC approval, the New York State Independent System Operator (ISO) commenced operations and began controlling and operating most electric transmission facilities in New York as an integrated system. Con Edison's utility subsidiaries continue to own and maintain, but not operate, their transmission facilities and receive fees for use of the facilities.

In 1996 the PSC, in its Competitive Opportunities proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry.

In September 1997 the PSC approved a restructuring agreement between Con Edison of New York, the PSC staff and certain other parties. The restructuring agreement provides for:

     -    cumulative rate reductions of approximately $1 billion;

     -    "retail choice" for all electric customers;

     -    the divestiture of electric generation capacity; and

     -    a reasonable opportunity for recovery of "strandable costs."

Con Edison of New York reduced electric rates by $129 million in 1998 and $80 million in April 1999 as part of the restructuring agreement's rate plan.

Under this plan, the revenues that the company receives over the five-year transition period ending in March 2002 are reduced by $1 billion from the amount that would have been received had the March 1997 rate levels remained in effect. Additional rate reductions of approximately $103 million and $209 million are scheduled to take effect in April 2000 and 2001, respectively.

At December 31, 1999, approximately 70,000 Con Edison of New York customers representing approximately 20 percent of the aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program. In February 2000 the PSC issued an order requiring Con Edison of New York to make the program available to all of its electric customers by November 2000. Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution system. In general, Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount representing the cost of the energy and capacity it avoids by not supplying these customers. In its February 2000 order, the PSC reduced the delivery rate for large electric Retail Choice customers and authorized Con Edison of New York to recover the resulting lost revenues by recognizing a portion of the deferred generation divestiture gain (see Note I to the financial statements).

Con Edison's utility subsidiaries have sold most of their electric generating assets (see Note I to the financial statements). Con Edison of New York still owns about 2,000 MW of generating assets and has contracts with non-utility generators (NUGs) for approximately 2,100 MW of electric generating capacity (see Note H to the financial statements). Con Edison's utility subsidiaries use these remaining generating resources, and energy and capacity purchased from the buyers of the generating assets sold and others, to supply electricity to their full-service customers (i.e., those customers who are not participants in the electric retail access program) and to other suppliers who supply electricity under the retail access programs.

Con Edison's utility subsidiaries no longer earn an equity return on the generating assets that were sold. Instead, the utility subsidiaries purchase electricity from the buyers of the generating assets sold and recover the cost of the electricity either in base rates or pursuant to applicable fuel adjustment clauses. See Note A - Recoverable Fuel Costs and Note I to the financial statements.

Con Edison does not expect its utility subsidiaries to add long-term electric generation resources other than in connection with the repowering of the East River generating plant, which will add incremental electric capacity of 250 MW. In a July 1998 order, the PSC indicated that it "agree(s) generally that Con Edison of New York need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt its request for a declaration that, solely with respect to providing generating capacity, it will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity. Con Edison's unregulated subsidiaries, which at December 31, 1999 have invested in 450 MW of electric generating assets, may invest in additional generating assets.

Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market, including the unrecovered book cost of its remaining electric generating plants, including its Indian Point 2 nuclear generating unit, the future cost of decommissioning Indian Point 2 and its retired Indian Point 1 nuclear generating unit and charges under contracts with NUGs. Con Edison of New York is recovering potential electric strandable costs in the rates it charges all customers, including those customers purchasing electricity from others. Pursuant to the restructuring agreement, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, any remaining strandable costs, including a reasonable return on investments. For any remaining strandable costs relating to fossil-fueled generating assets, the recovery period will be 10 years. For additional information about nuclear generation and NUG-related strandable costs, see Notes G and H to the financial statements.

O&R has entered into settlement agreements or similar arrangements with the PSC and the New Jersey and Pennsylvania public utility commissions which also provide for a transition to a competitive electric market, including the divestiture of its generating assets. See "Restructuring Agreements" in Note A to the financial statements.

GAS

Under Con Edison of New York's gas Retail Choice program, which began in 1996, all of its gas customers may purchase gas from other suppliers. At December 31, 1999, approximately 22,000 Con Edison of New York customers representing approximately 25 percent of aggregate firm customer load were participating in the program. The delivery of gas continues to be through Con Edison of New York's distribution system.

In January 1997 the PSC approved a four-year gas rate settlement agreement with the following major provisions: base rates will, with limited exceptions, remain at September 1996 levels through September 2000; Con Edison of New York will share in net revenue from interruptible gas sales (previously used only to reduce firm customer gas costs) by retaining in each rate year the first $7.0 million of net revenue from such sales above 8.5 million dekatherms and 50 percent of additional net revenues; and 86 percent of any increase in property taxes above levels implicit in rates will be recovered by offsetting amounts, if any, that would otherwise be returned to customers. Con Edison of New York will share with customers 50 percent of earnings above a 13 percent rate of return on gas common equity. No amounts were deferred for earnings sharing in 1999, 1998 or 1997.

In December 1999, O&R filed with the PSC a request to increase gas rates by $12 million over a four-year period.

STEAM

In a December 1999 order, the PSC concurred with Con Edison of New York that a competitive steam market is not currently feasible.

In 1999, Con Edison of New York began a project to repower its East River steam-electric generating plant (see "Capital Requirements," above). The repowering of the East River plant will provide enhanced reliability and lower costs to steam customers and permit the company to sell its Waterside generating station as part of a nine-acre development site in midtown Manhattan along the East River. The sale of the nine-acre site and the disposition of the expected net after-tax gain from the sale will be subject to PSC approval.

In November 1999 Con Edison of New York filed a steam rate plan with the PSC requesting a cumulative rate increase of $33.1 million over a four-year period ending September 2004. The current three-year steam rate agreement between Con Edison of New York and the PSC staff, which expires in October 2000, provided for a $16 million rate increase.


FINANCIAL MARKET RISKS

Con Edison's primary market risks associated with activities in derivative financial instruments, other financial instruments and derivative commodity instruments, are interest rate risk and commodity price risk.

The interest rate risk relates primarily to new debt financing needed to fund capital requirements, including utility construction expenditures, maturing debt securities and the pending Northeast acquisition, and to variable rate debt. See "Capital Requirements" and "Northeast Utilities Merger," above.

In general, the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are not subject to change for fluctuations in the cost of capital during the respective terms of the current rate agreements. The utility subsidiaries manage interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refundings of debt through optional redemptions and tender offers. In addition, Con Edison of New York, has from time to time, entered into derivative financial instruments to hedge interest rate risk.

At December 31, 1999, neither Con Edison nor any of its subsidiaries had derivative or other financial instruments outstanding for purposes of hedging its interest rate risk.

Derivative instruments are used by Con Edison to hedge flowing gas and gas in storage. In addition, Con Edison Solutions and Con Edison Energy use derivatives to hedge its gas purchases to meet future load requirements. The utility subsidiaries do not generally use derivatives to hedge purchases of electricity and fuel because the related commodity price risks are mitigated by the fuel adjustment provisions of their current rate agreements (see Note A to the financial statements). At December 31, 1999 neither the fair value of the hedged positions outstanding nor potential, near-term derivative losses from reasonably possible near-term changes in market prices were material to the financial position, results of operations or liquidity of Con Edison.


NUCLEAR GENERATION

Con Edison of New York, which has operated its approximately 1,000 MW Indian Point 2 nuclear generating unit since 1973, is exploring alternatives to its continued ownership and operation of Indian Point 2. In February 2000, the company announced an auction process for the Indian Point 2 unit, the retired Indian Point 1 unit and related gas turbines. The company has reserved the right to reject any and all proposals, to terminate the auction process, and/or to decline to sell all or any part of the assets being auctioned. Any sale would be subject to the approval of the PSC and the NRC.

In February 2000, Con Edison of New York shut down Indian Point 2 following a leak in one of its steam generators. NRC approval will be required to restart the plant. Certain organizations have asked the NRC to require the company to replace the steam generators prior to restart. The company is not currently able to determine if or when replacement of the steam generators will be required. Various parties have initiated or threatened legal or legislative action to prevent the company from recovering replacement power costs related to the current outage and the PSC is expected to initiate a proceeding to examine the prudency of related company actions. The company believes that its actions in this regard have been prudent, but it is unable to predict whether or not any related proceedings, lawsuits or other actions will have a material adverse effect on the company's financial position, results of operations or liquidity.

For information about the recovery of Con Edison of New York's investment in Indian Point 2, decommissioning Indian Point 2 and additional information about nuclear generation, see Note G to the financial statements.


ENVIRONMENTAL MATTERS

For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.


IMPACT OF INFLATION

Con Edison is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits Con Edison's utility subsidiaries to recover through depreciation only the historical cost of their plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical costs. The impact is, however, partially offset by the repayment of the utility subsidiaries' long-term debt in dollars of lesser value than the dollars originally borrowed.

FORWARD-LOOKING STATEMENTS

This discussion and analysis includes forward-looking statements, which are statements of future expectation and not facts. Words such as "estimates," "expects," "anticipates," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, the Northeast merger, technological developments, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, and other presently unknown or unforeseen factors.


RESULTS OF OPERATIONS

Con Edison's earnings per share in 1999 were $3.14 ($3.13 on a diluted basis). Earnings per share in 1998 and 1997 were $3.04 and $2.95, respectively, on both basic and diluted bases. See "Liquidity and Capital Resources - Stock Repurchases."

Earnings for the years ended December 31, 1999, 1998 and 1997 were as follows:

(Millions of Dollars)                          1999          1998          1997
--------------------------------------------------------------------------------
Con Edison of New York                      $ 698.3       $ 728.1       $ 704.0
O&R*                                           22.2            --            --
Unregulated subsidiaries                      (10.9)        (18.4)         (9.5)
Other**                                        (9.0)          3.0            --
--------------------------------------------------------------------------------
       Con Edison                           $ 700.6       $ 712.7       $ 694.5
--------------------------------------------------------------------------------

*    O&R earnings are for the period subsequent to its acquisition in July 1999.

**   Includes parent company expenses and inter-company eliminations.

Con Edison's earnings for 1999, compared to 1998, decreased $12.1 million. The principal components of the decrease were: $42.3 million of electric rate reductions; $41.9 million of lost equity return on generating assets that were divested; and $8.5 million of higher distribution expenses relating to Hurricane Floyd and a July 1999 heat wave, offset by $22.2 million of O&R earnings reflecting the acquisition of O&R in July 1999 and approximately $65.7 million of lower nuclear and pension expenses. Earnings also reflect the levels of electric, gas and steam sales discussed below.

Con Edison's earnings for 1998, compared to 1997, increased $18.2 million as the result of higher electric revenues of $36.5 million from warmer than normal summer weather and an improving New York City economy, net of rate reductions, offset, in part, by expenses of $19.3 million from an extended Indian Point 2 maintenance outage.

Con Edison's operating revenues in 1999, compared to 1998, increased by $398.3 million, and its operating income decreased by $33.5 million. Operating revenues in 1998, compared to 1997, decreased from the prior year by $103.1 million, and operating income increased by $18.0 million.

A discussion of Con Edison's operating revenues and operating income by business segment follows. Con Edison's principal business segments are its electric, gas and steam utility businesses. For additional information about Con Edison's business segments, see Note N to the financial statements.

ELECTRIC

Con Edison's electric operating revenues in 1999 increased $118.2 million, from 1998 and in 1998 increased $38.9 million from 1997. The increases reflect increased sales volumes, offset by electric rate reductions of approximately $65 million in 1999 and $102 million in 1998. The 1999 increase also reflects $258.1 million of O&R electric operating revenues.

Electricity sales volume in Con Edison of New York's service territory increased
3.9 percent in 1999 and 3.1 percent in 1998.

The increases in sales volume reflect both the continued strength of the New York City economy and warmer than normal summer weather. Con Edison's electric sales vary seasonally in response to weather, and peak in the summer.

After adjusting for variations, principally weather and billing days, in each period, electricity sales volume in Con Edison of New York's service territory increased 2.7 percent in 1999 and 2.5 percent in 1998. Weather-adjusted sales represent an estimate of the sales that would have been made if historical average weather conditions had prevailed.

Con Edison's electric operating income decreased $47.3 million in 1999 compared to 1998. The principal components of the decrease were: $41.9 million of lost equity return on generating assets that were divested; approximately $8.5 million of increased distribution expenses relating to Hurricane Floyd and a July 1999 heat wave; and $42.3 million of electric rate reductions, offset, in part, by approximately $65 million of reduced expenses at Indian Point 2 (which had an extended maintenance outage in 1998) and decreased pension costs; and $28.4 million of electric operating income attributable to O&R.

Con Edison's 1998 electric operating income increased $50.9 million compared to 1997 primarily as a result of increased electric revenues of $36.5 million and decreased pension expenses of $28.6 million, partly offset by increased expenses of $19.3 million at Indian Point 2.

GAS

Con Edison's gas operating revenues and gas operating income increased $40.5 million and $10.5 million, respectively, in 1999 and decreased $134.3 million and $12.6 million, respectively, in 1998. These changes reflect gas sales and transportation volumes. The 1999 increases also reflect O&R gas operating revenues of approximately $56.4 million and O&R gas operating income of approximately $0.3 million.

Gas sales and transportation volume to firm customers of Con Edison of New York increased 5.8 percent in 1999 compared to 1998 and decreased 9.7 percent in 1998 compared to 1997. Con Edison's gas sales and transportation vary seasonally in response to weather, and peak in the winter. The increase in volumes from 1998 reflects the colder 1999 winter compared to 1998. The decrease in 1998 compared to 1997 reflects the relatively warm 1998 winter.

After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers increased 1.3 percent in 1999 and decreased 0.1 percent in 1998.

A weather-normalization provision that applies to the gas businesses of Con Edison's utility subsidiaries operating in New York moderates, but does not eliminate, the effect of weather-related changes on gas operating income.

STEAM

Con Edison's steam operating revenues and steam operating income increased $18.1 million and $0.1 million, respectively, in 1999, but decreased $69.9 million and $16.7 million, respectively in 1998, primarily because of changes in steam sales volume.

Steam sales volume increased 6.1 percent in 1999 and decreased 8.8 percent in 1998.

Con Edison's steam sales vary seasonally in response to weather, and peak in the winter. The increase in volume for steam sales from 1998 reflects the colder 1999 winter compared to 1998. The decrease in 1998 compared to 1997 reflects the relatively warm 1998 winter.

After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 1.4 percent in 1999 and decreased 1.7 percent in 1998.

TAXES, OTHER THAN FEDERAL INCOME TAX

At $1.2 billion, taxes other than federal income tax remain one of Con Edison's utility subsidiaries' largest operating expenses.

The principal components of and variations in operating taxes were:

                                                        Increase/   (Decrease)
--------------------------------------------------------------------------------
                                                             1999          1998
(Millions of Dollars)                  1999 Amount      over 1998      over 1997
--------------------------------------------------------------------------------
Property taxes                           $  606.2       $  (12.2)      $   27.7
State and local taxes
  on revenues                               470.7            4.9           (9.0)
Payroll taxes                                59.6            2.9           (2.6)
Other taxes                                  43.3          (23.9)          10.9
--------------------------------------------------------------------------------
Total                                    $1,179.8*      $  (28.3)      $   27.0
--------------------------------------------------------------------------------

* Including sales taxes on customers' bills, total taxes, other than federal income taxes, billed to customers in 1999 were $1,458.2 million.

OTHER INCOME

Other income increased $29.7 million in 1999 due principally to deferred federal income tax credits realized as a result of the generation divestiture. See Note L to the financial statements. Other income decreased $8.3 million in 1998 due principally to the write-off of a $10 million investment made by an unregulated subsidiary.

NET INTEREST CHARGES

Net interest charges increased $11.7 million in 1999, compared to 1998, reflecting the addition of $15.4 million of O&R debt expense and $3.4 million of increased interest on short-term borrowing, partially offset by refunding of long-term debt and favorable tax audit adjustments. Net interest charges decreased $7.2 million in 1998, reflecting the interest savings from the refunding of long-term debt in 1998.

FEDERAL INCOME TAX

Federal income tax decreased $32.6 million in 1999 and increased $25.7 million in 1998, reflecting the changes each year in income before tax and in tax credits. See Note L to the financial statements.

[PRICEWATERHOUSECOOPERS LETTERHEAD]



                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Consolidated Edison, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of retained earnings, of capitalization, and of cash flows present fairly, in all material respects, the financial position of Consolidated Edison, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

February 17, 2000

Consolidated Balance Sheet   Consolidated Edison, Inc.

ASSETS

AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                                    1999             1998
--------------------------------------------------------------------------------------------------------------
UTILITY PLANT, AT ORIGINAL COST (NOTE A)
Electric                                                                          $11,323,826      $12,039,082
Gas                                                                                 2,197,735        1,838,550
Steam                                                                                 722,265          604,761
General                                                                             1,328,544        1,204,262
Unregulated generating assets                                                          48,583               --
--------------------------------------------------------------------------------------------------------------
Total                                                                              15,620,953       15,686,655
Less: Accumulated depreciation                                                      4,733,613        4,726,211
--------------------------------------------------------------------------------------------------------------
Net                                                                                10,887,340       10,960,444
Construction work in progress                                                         381,804          347,262
Nuclear fuel assemblies and components, less accumulated amortization                  84,701           98,837
--------------------------------------------------------------------------------------------------------------
NET UTILITY PLANT                                                                  11,353,845       11,406,543
--------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and temporary cash investments (Note A)                                          485,050          102,295
Accounts receivable - customer, less allowance for uncollectible accounts of
   $34,821 and $24,957 at December 31, 1999 and 1998, respectively                    647,545          521,648
Other receivables                                                                     122,474           49,381
Fuel, at average cost                                                                  24,271           33,289
Gas in storage, at average cost                                                        55,387           49,656
Materials and supplies, at average cost                                               142,905          184,916
Prepayments                                                                           197,671          131,374
Other current assets                                                                   39,262           20,984
--------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                1,714,565        1,093,543
--------------------------------------------------------------------------------------------------------------

INVESTMENTS
Nuclear decommissioning trust funds                                                   305,717          265,063
Other                                                                                 182,201          113,382
--------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS (NOTE A)                                                            487,918          378,445
--------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Goodwill                                                                              427,496               --
Regulatory assets (Notes A and J)                                                   1,382,265        1,359,135
Other deferred charges                                                                165,387          143,737
--------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CHARGES                                                              1,975,148        1,502,872
--------------------------------------------------------------------------------------------------------------
TOTAL                                                                             $15,531,476      $14,381,403
--------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES

AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                                                           1999           1998
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION (NOTE B)
COMMON SHAREHOLDERS' EQUITY
Common stock, $.10 par value, authorized 500,000,000 shares;  213,810,634 shares and
   232,833,494 shares outstanding, net of treasury stock, at December 31, 1999 and 1998, respectively   $  1,482,341    $ 1,482,341
Retained earnings                                                                                          4,921,089      4,700,500
Treasury stock, at cost;  21,358,500 shares and  2,654,600 shares
   at December 31, 1999 and 1998, respectively                                                              (955,311)      (120,790)
Capital stock expense                                                                                        (36,112)       (36,446)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                                                          5,412,007      6,025,605
------------------------------------------------------------------------------------------------------------------------------------

Preferred stock subject to mandatory redemption                                                               37,050         37,050
Other preferred stock                                                                                        212,563        212,563
Long - term debt                                                                                           4,524,604      4,050,108
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                                                      10,186,224     10,325,326
------------------------------------------------------------------------------------------------------------------------------------

NONCURRENT LIABILITIES
Obligations under capital leases                                                                              34,544         37,295
Other noncurrent liabilities                                                                                 305,632        203,543
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NONCURRENT LIABILITIES                                                                                 340,176        240,838
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long - term debt due within one year                                                                         395,000        225,000
Notes payable                                                                                                495,371             --
Accounts payable                                                                                             615,983        371,274
Customer deposits                                                                                            204,421        181,236
Accrued taxes                                                                                                 18,389         15,670
Accrued interest                                                                                              60,061         76,466
Accrued wages                                                                                                 79,408         83,555
Other current liabilities                                                                                    232,706        188,186
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                                  2,101,339      1,141,387
------------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS
Accumulated deferred federal income tax (Note L)                                                           2,267,548      2,392,812
Regulatory liabilities (Note J)                                                                              636,022        281,018
Other deferred credits                                                                                           167             22
------------------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CREDITS                                                                                     2,903,737      2,673,852
------------------------------------------------------------------------------------------------------------------------------------
CONTINGENCIES (NOTE F)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                   $ 15,531,476    $14,381,403
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated Income Statement  Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                1999                1998                1997
-------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES (NOTE A)
Electric                                                            $   5,792,673       $   5,674,446       $   5,635,575
Gas                                                                     1,000,083             959,609           1,093,880
Steam                                                                     340,026             321,932             391,799
Non-utility                                                               358,541             137,061              74,898
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                                7,491,323           7,093,048           7,196,152
-------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Purchased power                                                         1,824,023           1,253,783           1,349,587
Fuel                                                                      430,050             579,006             596,824
Gas purchased for resale                                                  485,155             437,308             552,597
Other operations                                                        1,188,623           1,157,958           1,124,703
Maintenance                                                               437,979             477,413             474,788
Depreciation and amortization (Note A)                                    526,182             518,514             503,455
Taxes, other than federal income tax                                    1,179,796           1,208,102           1,181,156
Federal income tax (Notes A and L)                                        399,716             407,639             377,722
-------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                6,471,524           6,039,723           6,160,832
-------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                        1,019,799           1,053,325           1,035,320
-------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS)
Investment income (Note A)                                                 14,842              11,801              12,214
Allowance for equity funds used during construction (Note A)                3,810               2,431               4,448
Other income less miscellaneous deductions                                (13,571)            (14,212)             (4,100)
Federal income tax (Notes A and L)                                         26,891               2,229              (1,998)
-------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                                         31,972               2,249              10,564
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                          1,051,771           1,055,574           1,045,884
-------------------------------------------------------------------------------------------------------------------------
Interest on long-term debt                                                319,393             308,671             318,158
Other interest                                                             20,065              18,400              17,083
Allowance for borrowed funds used during construction (Note A)             (1,895)             (1,246)             (2,180)
-------------------------------------------------------------------------------------------------------------------------
NET INTEREST CHARGES                                                      337,563             325,825             333,061
-------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDEND REQUIREMENTS                                      13,593              17,007              18,344
-------------------------------------------------------------------------------------------------------------------------
NET INCOME FOR COMMON STOCK                                         $     700,615       $     712,742       $     694,479
-------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                                     $        3.14       $        3.04       $        2.95
DILUTED EARNINGS PER COMMON SHARE                                   $        3.13       $        3.04       $        2.95
AVERAGE NUMBER OF SHARES OUTSTANDING                                  223,442,315         234,307,767         235,082,063
-------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.





Consolidated Statement of Retained Earnings  Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                           1999            1998            1997
----------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1                                                                $4,700,500      $4,484,703      $4,283,935
Less: Stock options exercised                                                          1,922              --              --
Add: Orange & Rockland purchase accounting adjustment                                     51              --              --
NET INCOME FOR COMMON STOCK FOR THE YEAR                                             700,615         712,742         694,479
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                              5,399,244       5,197,445       4,978,414
----------------------------------------------------------------------------------------------------------------------------
Dividends declared on common, $2.14, $2.12 and $2.10 per share, respectively         478,155         496,945         493,711
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                                              $4,921,089      $4,700,500      $4,484,703
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Cash Flows  Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                                  1999           1998           1997
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income for common stock                                                             $   700,615    $   712,742    $   694,479
PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
Depreciation and amortization                                                               526,182        518,514        503,455
Federal income tax deferred (excluding taxes resulting from divestiture of plant)            41,784         86,430         22,620
Common equity component of allowance for funds used during construction                      (3,730)        (2,364)        (4,321)
Other non-cash charges                                                                       42,050         11,297         17,268
CHANGES IN ASSETS AND LIABILITIES NET OF EFFECTS FROM PURCHASE OF ORANGE AND ROCKLAND
Accounts receivable -- customer, less allowance for uncollectibles                          (66,371)        59,515        (37,159)
Materials and supplies, including fuel and gas in storage                                    56,554         14,804         31,824
Prepayments, other receivables and other current assets                                     (91,588)       (50,689)        16,062
Deferred recoverable fuel costs                                                             (66,655)        76,288          3,161
Cost of removal less salvage                                                                (71,451)       (72,033)       (73,719)
Accounts payable                                                                            167,598        (68,840)         8,999
Other -- net                                                                                (29,618)       104,165        103,490
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                                  1,205,370      1,389,829      1,286,159
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES INCLUDING CONSTRUCTION
Construction expenditures                                                                  (678,157)      (618,844)      (654,221)
Nuclear fuel expenditures                                                                   (16,537)        (7,056)       (14,579)
Contributions to nuclear decommissioning trust                                              (21,301)       (21,301)       (21,301)
Common equity component of allowance for funds used during construction                       3,730          2,364          4,321
Payment for purchase of Orange and Rockland, net of cash and cash equivalents              (509,083)            --             --
Divestiture of utility plant (net of federal income tax)                                  1,138,750             --             --
Unregulated subsidiary investments                                                         (101,953)       (24,072)       (66,032)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES INCLUDING CONSTRUCTION                            (184,551)      (668,909)      (751,812)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES INCLUDING DIVIDENDS
Repurchase of common stock                                                                 (817,399)      (115,247)            --
Net proceeds from short-term debt                                                           430,196             --             --
Issuance of long-term debt                                                                  767,689        460,000        480,000
Retirement of long-term debt                                                               (225,000)      (200,000)      (106,256)
Advance refunding of preferred stock and long-term debt                                    (300,000)      (773,645)            --
Issuance and refunding costs                                                                (16,440)        (8,864)        (8,930)
Funds held for refunding of debt                                                                 --        328,874       (328,874)
Common stock dividends                                                                     (477,110)      (493,201)      (493,711)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES INCLUDING DIVIDENDS                               (638,064)      (802,083)      (457,771)
----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS                              382,755        (81,163)        76,576
----------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT JANUARY 1                                            102,295        183,458        106,882
----------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT DECEMBER 31                                      $   485,050    $   102,295    $   183,458
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
         Interest                                                                       $   321,785    $   285,956    $   310,310
         Income taxes                                                                       846,559        355,707        335,586
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Capitalization  Consolidated Edison, Inc.


Year Ended December 31 (Thousands of Dollars)                                                     1999               1998
-------------------------------------------------------------------------------------------------------------------------
                                                         Shares outstanding
                                                -------------------------------------
                                                December 31, 1999   December 31, 1998
                                                -------------------------------------
COMMON SHAREHOLDERS' EQUITY (NOTE B)
Common stock                                       213,810,634         232,833,494       $   1,482,341      $   1,482,341
Retained earnings                                                                            4,921,089          4,700,500
Treasury stock, at cost                                                                       (955,311)          (120,790)
Capital stock expense                                                                          (36,112)           (36,446)
-------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                                            5,412,007          6,025,605
-------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK (NOTE B)
Subject to mandatory redemption
Cumulative Preferred, $100 par value,
   6-1/8% Series J                                     370,500             370,500              37,050             37,050
-------------------------------------------------------------------------------------------------------------------------
TOTAL SUBJECT TO MANDATORY REDEMPTION                                                           37,050             37,050
-------------------------------------------------------------------------------------------------------------------------
OTHER PREFERRED STOCK
$5 Cumulative Preferred, without par value,
   authorized 1,915,319 shares                       1,915,319           1,915,319             175,000            175,000
Cumulative Preferred, $100 par value,
   authorized 6,000,000 shares*
   4.65% Series C                                      153,296             153,296              15,330             15,330
   4.65% Series D                                      222,330             222,330              22,233             22,233
-------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER PREFERRED STOCK                                                                    212,563            212,563
-------------------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK                                                                    $     249,613      $     249,613
-------------------------------------------------------------------------------------------------------------------------

* Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.

At December 31 (Thousands of Dollars)                                                               1999                  1998
------------------------------------------------------------------------------------------------------------------------------
Long-term debt (Note B)
Maturity                Interest Rate            Series
------------------------------------------------------------------------------------------------------------------------------
Debentures:
1999                    6-1/2%                   1992D                                     $          --               $75,000
1999                    --                       1994B                                                --               150,000
2000                    9-3/8                    1990A                                            80,000                    --
2000                    7-3/8                    1992A                                           150,000               150,000
2000                    7.60                     1992C                                           125,000               125,000
2000                    6.14                     1993C                                            20,000                    --
2001                    6-1/2                    1993B                                           150,000               150,000
2001                    6.22*                    1996B                                           150,000               150,000
2002                    6-5/8                    1993C                                           150,000               150,000
2002                    6.18*                    1997A                                           150,000               150,000
2003                    6-3/8                    1993D                                           150,000               150,000
2003                    6.56                     1993D                                            35,000                    --
2004                    7-5/8                    1992B                                           150,000               150,000
2005                    6-5/8                    1995A                                           100,000               100,000
2007                    6.45                     1997B                                           330,000               330,000
2008                    6-1/4                    1998A                                           180,000               180,000
2008                    6.15                     1998C                                           100,000               100,000
2009                    7.15                     1999B                                           200,000                    --
2023                    7-1/2                    1993G                                           380,000               380,000
2026                    7-3/4                    1996A                                           100,000               100,000
2027                    6-1/2                    1997F                                            80,000                    --
2028                    7.10                     1998B                                           105,000               105,000
2028                    6.90                     1998D                                            75,000                75,000
2029                    7-1/8                    1994A                                           150,000               150,000
2029                    7.00                     1999G                                            45,000                    --
2039                    7.35                     1999A                                           275,000                    --
------------------------------------------------------------------------------------------------------------------------------
Total debentures                                                                               3,430,000             2,920,000
------------------------------------------------------------------------------------------------------------------------------

Tax-exempt debt - notes issued to New York State Energy Research and Development Authority for Facilities Revenue Bonds:
2014                    6.09                     1994***                                          55,000                    --
2015                    3.07**                   1995***                                          44,000                    --
2020                    5-1/4                    1993B                                           127,715               127,715
2020                    6.10                     1995A                                           128,285               128,285
2022                    5-3/8                    1993C                                            19,760                19,760
2024                    7-1/4                    1989C                                                --               150,000
2025                    7-1/2                    1990A                                                --               150,000
2026                    7-1/2                    1991A                                           128,150               128,150
2027                    6-3/4                    1992A                                           100,000               100,000
2027                    6-3/8                    1992B                                           100,000               100,000
2028                    6.00                     1993A                                           101,000               101,000
2029                    7-1/8                    1994A                                           100,000               100,000
2034                    4.12**                   1999A                                           292,700                    --
------------------------------------------------------------------------------------------------------------------------------
Total tax-exempt debt                                                                          1,196,610             1,104,910
------------------------------------------------------------------------------------------------------------------------------

Subordinated deferrable interest debentures:
2031                    7-3/4                    1996A                                           275,000               275,000
------------------------------------------------------------------------------------------------------------------------------

Other long-term debt                                                                              43,236                   868
Unamortized debt discount                                                                       (25,242)              (25,670)
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          4,919,604             4,275,108
Less: long-term debt due within one year                                                         395,000               225,000
------------------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                           4,524,604             4,050,108
------------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                       $  10,186,224           $10,325,326
------------------------------------------------------------------------------------------------------------------------------

*    Rates reset quarterly; December 31, 1999 rate shown.

**   Rate reset weekly; December 31, 1999 rate shown.

*** Issued for pollution control financing for Bowline and Lovett generating stations.

     The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and its subsidiaries.


CON EDISON

On January 1, 1998, Con Edison was established as the parent holding company for Consolidated Edison Company of New York, Inc. (Con Edison of New York) pursuant to an agreement and plan of exchange which provided for the exchange of the outstanding shares of common stock, $2.50 par value, of Con Edison of New York for an equal number of shares of common stock, $.10 par value, of Con Edison.

Con Edison, through its subsidiaries, provides a wide range of energy-related services to its customers.

Con Edison of New York, a regulated utility, provides electric service to over three million customers and gas service to over a million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R), a regulated utility which Con Edison acquired in July 1999 (see Note K), provides electric service to over 275,000 customers and gas service to over 100,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

Con Edison's unregulated subsidiaries provide competitive gas and electric supply and energy-related products and services (Con Edison Solutions); invest in and manage energy infrastructure projects (Con Edison Development); market specialized energy supply services to wholesale customers (Con Edison Energy); and invest in telecommunications infrastructure (Con Edison Communications). These subsidiaries operate primarily in the Mid-Atlantic and New England states.


NORTHEAST UTILITIES MERGER

In October 1999 Con Edison agreed to acquire Northeast Utilities (Northeast) for an estimated aggregate purchase price of not more than $3.8 billion, payable 50 percent in cash and 50 percent in stock and subject to adjustment as discussed below.

To effect the acquisition, Con Edison will merge into a new parent holding company (New Con Edison) and a subsidiary of New Con Edison will merge into Northeast (collectively these mergers are referred to as the Merger). The Merger is subject to certain conditions, including the approval of Con Edison's and Northeast's shareholders and federal and state regulatory agencies.

Upon completion of the Merger, the former holders of Con Edison and Northeast common shares will together own all of the outstanding shares of common stock of New Con Edison, and New Con Edison will in turn own all of the outstanding common shares of Con Edison of New York, O&R (which will continue to own its regulated utility subsidiaries), its unregulated subsidiaries and Northeast (which will continue to own its regulated utilities) and its unregulated subsidiaries.

New Con Edison is expected to account for the Merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Con Edison will pay a base price of $25 for each Northeast common share, subject to adjustment as follows: (i) $1 per share will be added to the price if, prior to the closing of the Merger, Northeast enters into binding agreements and receives certain regulatory approvals with respect to the sale of certain nuclear facilities (the "divestiture condition") and (ii) $0.0034 per share will be added to the price for each day after August 5, 2000 through the day prior to the closing of the Merger. The stock consideration (i.e., the number of shares of New Con Edison common stock) to be received by Northeast shareholders will be determined by dividing the adjusted price to be paid for each Northeast share by a calculated average market price of Con Edison common shares over a specified period prior to the closing. The calculated average market price to be used in this determination is subject to a "price collar" of not more than $46 per share or less than $36 per Con Edison share. As a result of the price collar, Northeast shareholders may receive more (if the calculated average market price of Con Edison's shares exceeds $46 per share) or fewer (if the calculated average market price is less than $36 per share) New Con Edison shares than they would have in the absence of the collar. If the divestiture condition is satisfied following the completion of the Merger but prior to December 31, 2000, the $1 per Northeast share referred to above would be separately paid by New Con Edison to the former Northeast shareholders in cash.


NOTE A     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation Con Edison's consolidated financial statements include the accounts of Con Edison and its consolidated subsidiaries, including the regulated utilities, Con Edison of New York and O&R. Intercompany transactions have been eliminated.

Restructuring Agreements In May 1996 the New York State Public Service Commission (PSC), in its Competitive Opportunities proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry. In September 1997 the PSC approved a restructuring agreement between Con Edison of New York, the PSC staff and certain other parties (the Restructuring Agreement). The Restructuring Agreement provides for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ending March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by Con Edison of New York.

At December 31, 1999 approximately 70,000 Con Edison of New York customers representing approximately 20 percent of aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program. In February 2000 the PSC issued an order requiring Con Edison of New York to make available the program to all of its electric customers by November 2000. Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution systems. In general, Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount representing the cost of the energy and capacity it avoids by not supplying these customers. In its February 2000 order, the PSC reduced the delivery rate for large electric Retail Choice customers and authorized Con Edison of New York to recover the resulting lost revenues by recognizing a portion of the deferred generation divestiture gain. See Note I.

Con Edison of New York reduced electric rates by $129 million in 1998 and $80 million in April 1999 as part of the Restructuring Agreement's rate plan. Under this plan, the revenues that the company receives over the five-year transition period ending in March 2002 are reduced by $1 billion from the amount that would have been received had the March 1997 rate levels remained in effect. Pursuant to the rate plan, rate reductions of approximately $103 million and $209 million are scheduled to take effect in April 2000 and 2001, respectively. The April 2001 rate decrease will be partially offset by $36 million of a rate increase attributable to the New York Power Authority, the recognition of which is being deferred over the first four years of the rate plan, and $50 million of deferred generation divestiture gain (see Note I). In addition, a regulatory liability was established in 1997 for rate reductions for certain customers that is being amortized over the remaining years of the rate plan.

Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market. These include the unrecovered book cost of its remaining electric generating plants, including its Indian Point 2 nuclear generating unit, the future cost of decommissioning Indian Point 2 and its retired Indian Point 1 nuclear generating unit and charges under contracts with non-utility generators (NUGs). Con Edison of New York is recovering these costs in the rates it charges all customers, including those customers purchasing electricity from others. Pursuant to the Restructuring Agreement, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, any remaining strandable costs, including a reasonable return on investment. For any remaining fossil-related strandable costs, the recovery period will be 10 years. For additional information about nuclear generation, see "Rate Recovery" in Note G. For information about NUG-related strandable costs, see Note H.

Pursuant to the Restructuring Agreement, as amended by a July 1998 PSC order, Con Edison of New York has sold approximately 6,300 MW of the approximately 8,300 MW of generating capacity that it owned. See Note I.

In late 1997 the PSC, in its Competitive Opportunities proceeding, approved a four-year O&R Restructuring Plan. Under this plan, O&R has sold all of its generating assets and has made retail access available to all of its electric customers effective May 1, 1999. O&R's electric rates have been reduced by approximately $32.4 million through rate reductions implemented in December 1997 and 1998. No further rate reductions are required under the plan. In 1998 and 1999 similar plans for O&R's utility subsidiaries in Pennsylvania and New Jersey were approved by state regulators. The Pennsylvania plan provides for retail access for all customers effective May 1999. The New Jersey plan provides for rate reductions of $6.8 million effective August 1999, an additional reduction of $2.7 million effective January 2001 and a final reduction of $6.3 million effective August 2002.

In accordance with the April 1999 PSC order approving Con Edison's acquisition of O&R, Con Edison of New York is accruing approximately $27 million over the three-year period ending March 2002 for the future benefit of its electric customers and has reduced its gas rates by approximately $2 million. O&R reduced its electric rates by $6.1 million and its gas rates by approximately $1.1 million.

Accounting Policies The accounting policies of Con Edison and its subsidiaries conform to accounting principles generally accepted in the United States. For regulated public utilities, like Con Edison of New York and O&R, accounting principles generally accepted in the United States include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and the PSC.

The standards in SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of the Financial Accounting Standards Board
(FASB) Statement No. 71," apply to the non-nuclear electric supply portion of Con Edison of New York's business that is being deregulated as a result of the Restructuring Agreement (the Deregulated Business). The Deregulated Business includes all of Con Edison of New York's fossil electric generating assets and its NUG contracts and related regulatory assets and liabilities. The application of SFAS No. 101 to the Deregulated Business had no material adverse effect on the financial position or results of operations of Con Edison or Con Edison of New York.

No impairment of Con Edison of New York's fossil generating assets has been recognized under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," because most of these assets have been sold at a gain (see Note I) and the estimated cash flows from the operation and/or sale of the remaining generating assets, together with the cash flows from the strandable cost recovery provisions of the Restructuring Agreement, will not be less than the net carrying amount of the fossil generating assets.

Likewise, there has been no charge against earnings for the deferred charges (regulatory assets - principally relating to future federal income taxes) and deferred credits (regulatory liabilities) relating to the Deregulated Business because recovery of regulatory assets net of regulatory liabilities is probable under the Restructuring Agreement. At December 31, 1999 net regulatory assets amounted to approximately $750 million. See Note J.

No loss has been accrued for Con Edison of New York's NUG contracts under SFAS No. 5, "Accounting for Contingencies," because it is not probable that the charges by NUGs under the contracts will exceed the cash flows from the sale by Con Edison of New York of the electricity provided by the NUGs, together with the cash flows provided pursuant to the Restructuring Agreement. See Note H.

Utility Plant and Depreciation The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction
(AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

Rates used for AFDC include the cost of borrowed funds and a reasonable rate on Con Edison of New York's own funds when so used, determined in accordance with PSC and FERC regulations. The AFDC rate was 9.1 percent in 1999, 1998 and 1997. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

The annual charge for depreciation is computed using the straight-line method for financial statement purposes with rates based on average lives and net salvage factors, with the exception of Indian Point 2, Con Edison of New York's share of the jointly-owned Roseton generating station, certain leaseholds and certain general equipment, which are depreciated using a remaining life amortization method.

Con Edison's depreciation rates averaged approximately 3.4 percent in 1999, 1998 and 1997.

Con Edison of New York has a 40 percent ownership interest in the 1,200-MW Roseton electric generating station operated by Central Hudson Gas & Electric Corp. This station is expected to be sold not later than July 2001.

Con Edison of New York's investment in the Roseton station at original cost and as included on its balance sheet at December 31, 1999 and 1998 was:

(Thousands of Dollars)                                   1999            1998
--------------------------------------------------------------------------------

Plant in service                                      $ 147,194       $ 146,778
Construction work in progress                               391             262
Accumulated depreciation                                (86,950)        (80,944)
--------------------------------------------------------------------------------
Net investment                                        $  60,635       $  66,096
--------------------------------------------------------------------------------

Nuclear Generation For information about the accounting policies followed for Con Edison of New York's nuclear generation, see Note G.

Revenues Con Edison's utility subsidiaries recognize revenues for electric, gas and steam service on a monthly billing cycle basis. O&R accrues revenues at the end of each month for estimated energy usage not yet billed to customers, while Con Edison of New York does not accrue such revenues. Con Edison of New York defers for refund to firm gas sales and transportation customers over a 12-month period all net interruptible gas revenues not authorized by the PSC to be retained by the company.

Recoverable Fuel Costs Con Edison's utility subsidiaries' fuel, purchased power and gas costs that are above the levels included in base rates are recoverable under electric, gas and steam fuel adjustment clauses. If costs fall below these levels, the difference is credited to customers. For electric and steam, such costs are deferred until the period in which they are billed or credited to customers (between one and two months after the costs are incurred). For gas, the excess or deficiency is accumulated for refund or surcharge to customers on an annual basis.

The electric fuel adjustment clauses provide for the utility subsidiaries to share with customers any savings or excess costs resulting from the difference between actual costs for electric fuel and purchased power and monthly target amounts. The subsidiaries will retain or bear 10 to 30 percent of the savings or excess costs, as the case may be.

Temporary Cash Investments Temporary cash investments are short-term, highly liquid investments which generally have maturities of three months or less. They are stated at cost which approximates market. Con Edison considers temporary cash investments to be cash equivalents.

Investments For 1999 and 1998, investments consisted primarily of the external nuclear decommissioning trust fund and investments of Con Edison Solutions and Con Edison Development. The nuclear decommissioning trust fund is stated at market, net of federal income tax; investments of Con Edison Solutions and Con Edison Development are recorded using the equity method. Earnings on the nuclear decommissioning trust fund are not recognized in income but are included in the accumulated depreciation reserve. See "Decommissioning" in Note G.

Gas Hedging Con Edison of New York uses derivative instruments under its gas hedging program in order to hedge its gas in storage and anticipated gas purchases against adverse market price fluctuations. Con Edison of New York defers the related hedging gains and losses until the underlying gas commodity is withdrawn from storage or purchased from a supplier and then adjusts the cost of its gas accordingly. All hedging gains or losses are credited or charged to customers through Con Edison of New York's gas fuel adjustment clause.

Con Edison Solutions uses derivative instruments to hedge natural gas transactions in order to minimize the risk of unfavorable market price fluctuations. Gains or losses on these instruments are deferred until gas is purchased, at which time gas expense is adjusted accordingly. At December 31, 1999, deferred gains or losses were not material.

Neither Con Edison nor any of its consolidated subsidiaries enters into derivative transactions that do not meet the criteria for hedges and that do not qualify for deferred accounting treatment. If for any reason a derivative transaction was no longer classified as a hedge, the cost of gas in storage or gas expense, as appropriate, would be adjusted for unrealized gains and losses relating to the transaction.

New Financial Accounting Standards SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was to be effective for fiscal years beginning after June 15, 1999. In June 1999 the FASB issued SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," that postponed the effective date to fiscal years beginning after June 15, 2000. The application of SFAS No. 133 is not expected to have a material effect on the financial position or results of operations of Con Edison or materially change its current disclosure practices.

Federal Income Tax In accordance with SFAS No. 109, "Accounting for Income Taxes," Con Edison's utility subsidiaries have recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, the utility subsidiaries have recovered amounts from customers for a portion of the tax expense they will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences, in accordance with SFAS No. 71, the utility subsidiaries have established regulatory assets for the net revenue requirements to be recovered from customers for the related future tax expense. (See Notes J and L.) In 1993 the PSC issued an Interim Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates. The final policy statement is not expected to differ materially from the Interim Policy Statement.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense.

Con Edison and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

Research and Development Costs Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 1999, 1998 and 1997, amounting to $12.4 million, $20.3 million and $25.9 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

Reclassification Certain prior year amounts have been reclassified to conform with current year presentation.

Estimates The accompanying consolidated financial statements reflect judgments and estimates made in the application of the above accounting policies.


NOTE B     CAPITALIZATION

Capitalization of Con Edison Con Edison's outstanding capitalization, on a consolidated basis, consists of its common shareholders' equity and the outstanding preferred stock and long-term debt of its utility subsidiaries. Con Edison's authorized capitalization also includes six million authorized, but unissued, Preferred Shares, $1.00 par value.

Preferred Stock Not Subject To Mandatory Redemption Con Edison of New York has the option to redeem its $5 cumulative preferred stock at $105 and its cumulative preferred stock, Series C and Series D, at a price of $101 per share (in each case, plus accrued and unpaid dividends).

Preferred Stock Subject To Mandatory Redemption Con Edison of New York is required to redeem its cumulative preferred stock, Series J shares on August 1, 2002. The redemption price is $100 per share (plus accrued and unpaid dividends). Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or other cumulative preferred stock.

Common Stock In May 1998 Con Edison commenced a repurchase program for up to $1 billion of its common stock. Through December 31, 1999, a total of 21.4 million Con Edison shares was repurchased by Con Edison of New York, at a total cost of $940.5 million. In January 2000 Con Edison announced the expansion of its stock repurchase program by an additional $300 million.

Dividends Beginning in 1998, with the establishment of Con Edison as a holding company, dividends on Con Edison's common shares depend primarily on the dividends and other distributions that Con Edison of New York and Con Edison's other subsidiaries pay to Con Edison and the capital requirements of Con Edison and its subsidiaries. The Restructuring Agreement limits the dividends that Con Edison of New York may pay to not more than 100 percent of Con Edison of New York's income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends paid in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of New York's equity ratio to a level appropriate to its business risk.

Payment of Con Edison of New York's common stock dividends to Con Edison is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 cumulative preferred stock and other cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison of New York is not in arrears on its mandatory redemption obligation for the Series J cumulative preferred stock. No dividends may be paid on any of Con Edison of New York's capital stock during any period in which Con Edison of New York has deferred payment of interest on its subordinated deferrable interest debentures.

Long-Term Debt  Long-term debt maturing in the period 2000-2004 is as follows:

(Millions of Dollars)
--------------------------------------------------------------------------------
2000                                                                      $ 395
2001                                                                        300
2002                                                                        300
2003                                                                        185
2004                                                                        150
--------------------------------------------------------------------------------

Long-term debt of Con Edison's utility subsidiaries is stated at cost which, as of December 31, 1999 and 1998, approximates fair value (estimated based on current rates for debt of the same remaining maturities).


NOTE C     SHORT TERM BORROWING

At December 31, 1999 Con Edison and its utility subsidiaries had commercial paper programs, under which short-term borrowings are made at prevailing market rates, totaling $950 million. These programs are supported by revolving credit agreements with banks. At December 31, 1999, $495.4 million, at a weighted average interest rate of 5.03 percent per annum, was outstanding under Con Edison of New York's $500 million program. No amounts were outstanding at December 31, 1999 under Con Edison's $350 million program or O&R's $100 million program. No amounts were outstanding at December 31, 1998 under the Con Edison or Con Edison of New York programs. During 1999, Con Edison expanded, and subsequently reduced, its program by $600 million in connection with its July 1999 acquisition of O&R. In February 2000, the FERC authorized Con Edison of New York to expand its program to $800 million.

Bank commitments under the revolving credit agreements may terminate upon a change of control of Con Edison, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed
0.65 to 1.

At December 31, 1999 this ratio was 0.49 to 1 for Con Edison, 0.52 to 1 for Con Edison of New York and 0.55 to 1 for O&R.


NOTE D     PENSION BENEFITS

CON EDISON OF NEW YORK

Con Edison of New York has non-contributory pension plans that cover substantially all of its employees and certain employees of other Con Edison subsidiaries. The plans are designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

Investment gains and losses are recognized over five years and unrecognized actuarial gains and losses are amortized over 10 years.

The company offered a special retirement program in 1999 providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. These incentives fall within the category of special termination benefits as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The increase in pension obligations as a result of this program amounts to $45.0 million. These obligations have been deferred for disposition by the PSC in accordance with the Restructuring Agreement.

The components of the company's net periodic pension cost for 1999, 1998 and 1997 were as follows:

     (Millions of Dollars)                    1999           1998           1997
----------------------------------------------------------------------------------
Service cost - including
  administrative expenses*                 $  105.1       $  104.7       $  111.4
Interest cost on projected
  benefit obligation                          358.7          346.8          334.3
Expected return on plan
  assets                                     (486.6)        (445.1)        (407.3)
Amortization of net
  actuarial (gain)                            (90.1)         (71.7)         (42.0)
Amortization of prior
  service cost                                 10.5           10.3           10.2
Amortization of transition
  obligation                                    3.0            3.0            3.0
----------------------------------------------------------------------------------
Net periodic pension cost                     (99.4)         (52.0)           9.6
----------------------------------------------------------------------------------
Amortization of regulatory
  asset**                                       2.2            2.2            2.2
----------------------------------------------------------------------------------
Total pension cost                         $  (97.2)      $  (49.8)      $   11.8
----------------------------------------------------------------------------------
Cost capitalized                              (19.2)          (9.2)           2.5
Cost charged to operating
  expenses                                    (78.0)         (40.6)           9.3
----------------------------------------------------------------------------------

* Effective January 1, 1998, an assumption for administrative expenses is included as a component of service cost.
** Relates to $33.3 million increase in pension obligations from a 1993 special retirement program.

The funded status of the plans at December 31, 1999, 1998 and 1997 was as follows:

   (Millions of Dollars)                               1999           1998           1997
--------------------------------------------------------------------------------------------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at                              $  5,384.1     $  4,940.6     $  4,703.0
  beginning of year
Service cost - excluding
  administrative expenses                               103.8          103.4          111.4
Interest cost on projected
  benefit obligation                                    358.7          346.8          334.3
Plan amendments                                           0.8            2.1            0.5
Actuarial (gain) loss                                  (728.0)         192.6          (24.2)
Special termination
  benefits                                               45.0             --             --
Benefits paid                                          (249.3)        (201.4)        (184.4)
--------------------------------------------------------------------------------------------
Benefit obligation at
  end of year                                      $  4,915.1     $  5,384.1     $  4,940.6
--------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                                $  6,679.2     $  5,988.7     $  5,269.3
Actual return on plan
  assets                                              1,017.2          903.3          886.9
Employer contributions                                    1.7            1.4           25.2
Benefits paid                                          (249.3)        (201.4)        (184.4)
Administrative expenses                                 (18.0)         (12.8)          (8.3)
--------------------------------------------------------------------------------------------
Fair value of plan assets at
  end of year                                      $  7,430.8     $  6,679.2     $  5,988.7
--------------------------------------------------------------------------------------------

Funded status                                      $  2,515.7     $  1,295.1     $  1,048.1
Unrecognized net (gain)                              (2,491.6)      (1,339.8)      (1,157.4)
Unrecognized prior
  service costs                                          72.5           82.2           90.4
Unrecognized net
  transition liability at
  January 1, 1987*                                        5.3            8.3           11.3
--------------------------------------------------------------------------------------------
Prepaid (accrued) benefit
  cost                                             $    101.9     $     45.8     $     (7.6)
--------------------------------------------------------------------------------------------

*    Being amortized over approximately 15 years.

The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                        1999             1998             1997
--------------------------------------------------------------------------------
Discount rate                           8.00%            6.75%            7.25%
Expected return on plan
  assets                                8.50%            8.50%            8.50%
Rate of compensation
  increase                              4.80%            4.80%            5.80%


PENSION BENEFITS

ORANGE AND ROCKLAND

O&R has a non-contributory defined benefit retirement plan, covering substantially all employees. The plan is designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

Investment gains and losses are recognized over three years and unrecognized actuarial gains and losses are amortized over 10 years.

During 1999, O&R sold its electric generating assets to Southern Energy. Also during 1999, O&R offered a special retirement program providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. Because of the relative number of O&R employees who stopped accruing benefits in the plan as a result of these events, a curtailment charge was recorded in accordance with SFAS No. 88. A portion of this curtailment charge was recorded as a regulatory asset in accordance with SFAS No. 71 and a portion was expensed.

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting O&R's accrued pension liability was adjusted to recognize all previously unrecognized gains or losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 87, "Employers' Accounting for Pensions." A portion of these adjustments was recorded as a regulatory liability in accordance with SFAS No. 71 and a portion was expensed.

O&R is currently allowed to recover in rates pension costs recognized under SFAS No. 87. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 87 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of O&R's net periodic pension cost for 1999, 1998 and 1997 were as follows:

   (Thousands of Dollars)                      1999         1998         1997
--------------------------------------------------------------------------------

Service cost - including
  administrative expenses                    $  5,824     $  6,868     $  6,535
Interest cost on projected
  benefit obligation                           19,702       19,194       17,993
Expected return on plan
  assets                                      (19,024)     (17,480)     (15,838)
Amortization of net
  actuarial (gain)                             (2,725)      (6,338)      (4,688)
Amortization of prior
  service cost                                  2,128        4,251        3,822
Amortization of transition
  (asset)                                        (504)      (1,009)      (1,009)
Recognition of curtailment
  and termination benefits                      7,321           --           --
Recognition of purchase
  accounting                                    3,229           --           --
--------------------------------------------------------------------------------
Net periodic pension cost                    $ 15,951     $  5,486     $  6,815
--------------------------------------------------------------------------------
Amortized/(deferred and
  capitalized)                                     66           90         (751)
--------------------------------------------------------------------------------
Net expense*                                 $ 16,017     $  5,576     $  6,064
--------------------------------------------------------------------------------
* Net expense for the period July 1, 1999 through December 31, 1999 was $1.9 million. This amount is reflected in Con Edison's consolidated financial statements and excludes the effects of curtailment, termination benefits, and purchase accounting.

The funded status of the plan at December 31, 1999, 1998 and 1997 was as follows:

   (Thousands of Dollars)                    1999          1998          1997
--------------------------------------------------------------------------------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at
  beginning of year                       $ 289,765     $ 260,306     $ 232,990
Service cost - excluding
  administrative expenses                     5,825         6,868         6,535
Interest cost on projected
  benefit obligation                         19,702        19,194        17,993
Plan amendments                                  54            --        12,852
Actuarial loss                               22,551        18,375         2,387
Curtailment and
  termination benefits                        4,707            --            --
Benefits paid                               (16,132)      (14,978)      (12,451)
--------------------------------------------------------------------------------
Benefit obligation at
 end of  year                             $ 326,472     $ 289,765     $ 260,306
--------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                       $ 266,511     $ 247,523     $ 225,997
Actual return on plan
  assets                                     29,811        34,640        34,526
Employer contributions                       10,023            --            --
Benefits paid                               (14,799)      (14,131)      (11,637)
Administrative expenses                      (2,235)       (1,521)       (1,363)
--------------------------------------------------------------------------------
Fair value of plan assets at
  end of year                             $ 289,311     $ 266,511     $ 247,523
--------------------------------------------------------------------------------

Funded status                             $ (37,161)    $ (23,254)    $ (12,783)
Unrecognized net loss
   (gain)                                    13,390       (57,031)      (66,108)
Unrecognized prior
  service costs                                  --        35,830        40,081
Unrecognized net
  transition asset at
  January 1, 1987*                               --        (3,026)       (4,034)
--------------------------------------------------------------------------------
Prepaid (accrued)
  benefit  cost                           $ (23,771)    $ (47,481)    $ (42,844)
--------------------------------------------------------------------------------
*    Was being amortized over approximately 15 years.

The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                        1999              1998              1997
--------------------------------------------------------------------------------
Discount rate                           8.00%             6.75%            7.50%
Expected return on plan
  assets                                8.50%             8.00%            8.00%
Rate of compensation
  increase
         Hourly                         3.00%             3.00%            3.00%
         Management                     1.00%             1.00%            1.00%


NOTE E     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

CON EDISON OF NEW YORK

Con Edison of New York has a contributory comprehensive hospital, medical and prescription drug program for all retirees, their dependents and surviving spouses. The company also has a contributory life insurance program for bargaining unit employees. In addition the company provides basic life insurance benefits up to a specified maximum at no cost to retired management employees. Retired management employees must contribute to the cost of supplemental life insurance benefits in excess of the specified maximum. Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. The company has reserved the right to amend or terminate these programs.

Investment gains and losses are recognized over five years and unrecognized actuarial gains and losses are amortized over 10 years.

The components of the company's postretirement benefit (health and life insurance) costs for 1999, 1998 and 1997 were as follows:

  (Millions of Dollars)                            1999      1998      1997
----------------------------------------------------------------------------
Service cost                                     $  13.7   $  14.9   $  15.7
Interest cost on
  accumulated
  postretirement benefit
  obligation                                        72.5      70.8      71.0
Expected return on plan
  assets                                           (41.5)    (38.2)    (36.5)
Amortization of net
  actuarial loss                                    26.8      20.9      21.4
Amortization of prior
  service cost                                       1.4      --        --
Amortization of transition
  obligation                                        17.4      21.5      25.9
----------------------------------------------------------------------------
Net periodic
  postretirement benefit
  cost                                           $  90.3   $  89.9   $  97.5
----------------------------------------------------------------------------
Cost capitalized                                    17.8      16.7      20.0
Cost charged to operating
  expenses                                          72.5      73.2      77.5
----------------------------------------------------------------------------

The program's funded status at December 31, 1999, 1998 and 1997 was as follows:

           (Millions of Dollars)                 1999         1998       1997
--------------------------------------------------------------------------------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at
  beginning of year                          $  1,097.0   $    964.1   $  999.1
Service cost                                       13.7         14.9       15.7
Interest cost on
  accumulated
  postretirement benefit
  obligation                                       72.5         70.8       71.0
Plan amendments                                    --          (44.8)     (66.5)
Actuarial (gain) loss                            (211.8)       133.7      (13.4)
Benefits paid and
  administrative expenses                         (58.1)       (51.7)     (50.2)
Participant contributions                          10.7         10.0        8.4
--------------------------------------------------------------------------------
Benefit obligation at
  end of year                                $    924.0   $  1,097.0   $  964.1
--------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                          $    665.8   $    574.1   $  444.2
Actual return on plan
  assets                                          100.5        119.3      100.4
Employer contributions                            115.5         14.1       71.3
Participant contributions                          10.7         10.0        8.4
Benefits paid                                     (53.9)       (47.7)     (46.7)
Administrative expenses                            (4.2)        (4.0)      (3.5)
--------------------------------------------------------------------------------
Fair value of plan assets at
  end of year                                $    834.4   $    665.8   $  574.1
--------------------------------------------------------------------------------
Funded status                                $    (89.6)  $   (431.2)  $ (390.0)
Unrecognized net
  (gain) loss                                    (224.6)        73.0       41.3
Unrecognized prior
  service costs                                    11.2         12.6       --
Unrecognized transition
  obligation at January 1,
      1993*                                       226.2        243.6      322.6
--------------------------------------------------------------------------------
Accrued postretirement
  benefit cost                               $    (76.8)  $   (102.0)  $  (26.1)
--------------------------------------------------------------------------------
*    Being amortized over a period of 20 years.

The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                             1999          1998           1997
--------------------------------------------------------------------------------
Discount rate                                8.00%         6.75%          7.25%
Expected return on plan
  assets
     Tax-exempt assets                       8.50%         8.50%          8.50%
     Taxable assets                          7.50%         7.50%          8.50%

The health care cost trend rate assumed for 1999 was 7.5 percent; for 2000, 7.0 percent; and then declining one-half percent per year to 5 percent for 2004 and thereafter.

A one-percentage point change in the assumed health care cost trend rates would have the following effects:

                                         1- Percentage-         1-Percentage-
(Millions of Dollars)                    Point Increase         Point Decrease
--------------------------------------------------------------------------------
Effect on accumulated
  postretirement benefit
  obligation                                 $113.4                  $99.3
Effect on service cost and
  interest cost components                    $12.7                  $10.8

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

ORANGE AND ROCKLAND

O&R has a contributory medical and prescription drug program for all retirees, their dependents and surviving spouses. The company also has a non-contributory life insurance program for retirees.

Investment gains and losses are recognized over three years and unrecognized actuarial gains and losses are amortized over 10 years.

During 1999, O&R sold its electric generating assets to Southern Energy. Because of the relative number of O&R employees who stopped accruing benefits in the plan as a result of this event, a curtailment charge was recorded in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic benefit cost. Under purchase accounting O&R's accrued postretirement liability was adjusted to recognize all previously unrecognized gains or losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS 106. The total of these adjustments along with the curtailment charge discussed above were recorded as a regulatory asset in accordance with SFAS No. 71.

O&R is currently allowed to recover in rates OPEB costs recognized under SFAS No. 106. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 106 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of O&R's postretirement benefit (health and life insurance) costs for 1999, 1998 and 1997 were as follows:

   (Thousands of Dollars)                       1999         1998         1997
--------------------------------------------------------------------------------
Service cost                                  $ 1,699     $  1,463     $  1,863
Interest cost on
  accumulated
  postretirement benefit
  obligation                                    5,302        5,326        6,013
Expected return on plan
  assets                                       (2,174)      (1,654)        (907)
Amortization of net
  actuarial loss                                  383           21        1,011
Amortization of prior
  service cost                                      4            9           84
Amortization of transition
  obligation                                    1,213        2,427        2,572
--------------------------------------------------------------------------------
Net periodic
  postretirement benefit
  cost                                          6,427        7,592       10,636
--------------------------------------------------------------------------------
Amortized/(deferred and
  capitalized)                                 (1,147)       3,169       (1,009)
--------------------------------------------------------------------------------
Net expense*                                  $ 5,280     $ 10,761     $  9,627
--------------------------------------------------------------------------------
* Net expense for the period July 1, 1999 through December 31, 1999 was $2.3 million. This amount is reflected in Con Edison's consolidated financial statements and excludes the effects of curtailment, termination benefits, and purchase accounting.

The program's funded status at December 31, 1999, 1998 and 1997 was as follows:

     (Thousands of Dollars)                     1999        1998          1997
--------------------------------------------------------------------------------
Change in benefit
  obligation
Benefit obligation at
  beginning of year                          $ 80,477     $ 80,625     $ 82,999
Service cost                                    1,699        1,463        1,863
Interest cost on
  accumulated
  postretirement benefit
  obligation                                    5,302        5,326        6,013
Plan amendments                                    --           98       (6,898)
Actual loss (gain)                              6,314       (1,802)       1,230
Benefits paid and
  administrative expenses                      (5,405)      (5,334)      (4,582)
Participant contributions                         149          101           --
--------------------------------------------------------------------------------
Benefit obligation at
  end of year                                $ 88,536     $ 80,477     $ 80,625
--------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at
  beginning of year                          $ 31,180     $ 22,238     $ 14,822
Actual return on plan
  assets                                        3,512        2,086          735
Employer contributions                          5,512       12,089       11,263
Participant  contributions                         54          101           --
Benefits paid and
  administrative expenses                      (2,368)      (5,334)      (4,582)
--------------------------------------------------------------------------------
Fair value of plan assets at
  end of year                                $ 37,890     $ 31,180     $ 22,238
--------------------------------------------------------------------------------
Funded status                                $(50,646)    $(49,297)    $(58,387)
Unrecognized net
  loss/(gain)                                   9,008        5,016        6,393
Unrecognized prior
  service costs                                    --           89           --
Unrecognized transition
  obligation at January 1,
      1993*                                        --       34,601       37,027
--------------------------------------------------------------------------------
Accrued postretirement
  benefit cost                               $(41,638)    $ (9,591)    $(14,967)
--------------------------------------------------------------------------------
*    Being amortized over a period of 20 years

The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                             1999           1998           1997
--------------------------------------------------------------------------------
Discount rate                                8.00%          6.75%          7.50%
Expected return on plan assets
  Tax-exempt assets                          8.50%          6.25%          6.25%
  Taxable assets                             7.50%          6.25%          6.25%

The health care cost trend rate assumed for 1999 was 6.5 percent for health care and 8.0 percent for prescription drug; for 2000, 7.0 percent; and then declining one-half percent per year to 5 percent for 2004 and thereafter.

A one-percentage point change in the assumed health care cost trend rates would have the following effects:

                                          1-Percentage-          1-Percentage-
(Thousands of Dollars)                    Point Increase         Point Decrease
--------------------------------------------------------------------------------
Effect on accumulated
  postretirement benefit
  obligation                                     $9,431                 $7,930
Effect on service cost
  and interest cost
  components                                     $  940                 $  770


NOTE F     ENVIRONMENTAL MATTERS

Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of operations of Con Edison's utility subsidiaries and may be present in their facilities and equipment.

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

At December 31, 1999, Con Edison had accrued a $38 million liability as its best estimate of the utility subsidiaries' liability for sites as to which they have received process or notice alleging that hazardous substances generated by them (and, in most instances, other potentially responsible parties) were deposited. There will be additional liability at these sites and other sites, the amount of which is not presently determinable but may be material to Con Edison's financial position, results of operations or liquidity.

Under Con Edison of New York's current electric, gas and steam rate agreements, site investigation and remediation costs in excess of $5 million annually incurred with respect to hazardous waste for which it is responsible is to be deferred and subsequently reflected in rates. At December 31, 1999, $10 million of such costs had been deferred as a regulatory asset.

Suits have been brought in New York State and federal courts against Con Edison's utility subsidiaries and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the utility subsidiaries. Many of these suits have been disposed of without any payment by the utility subsidiaries, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con Edison at this time, it does not believe that these suits will have a material adverse effect on its financial position, results of operations or liquidity.


NOTE G     NUCLEAR GENERATION

Con Edison of New York owns the Indian Point 2 nuclear generating unit, which has a capacity of approximately 1,000 MW, and the retired Indian Point 1 nuclear generating unit.

The book value of Indian Point 2, net of accumulated depreciation, was $382 million and $459 million at December 31, 1999 and 1998, respectively. The net book value of Indian Point 2 was reduced by $50 million in 1999 as a result of the use of a portion of the net after-tax gain from fossil plant sales to increase its accumulated depreciation reserve (see Note I).

In 1999 Con Edison of New York announced its intention to explore alternatives to its continued ownership and operation of Indian Point 2 and the retired Indian Point 1. In February 2000 the company announced an auction process for the Indian Point 2 unit, the retired Indian Point 1 unit and related gas turbines. A proceeding initiated in 1998 by the PSC to consider the future of nuclear generating facilities in New York State is continuing. The Restructuring Agreement does not contemplate the divestiture of Indian Point 2, and any such divestiture would be subject to regulatory approvals, including the approvals of the PSC and the Nuclear Regulatory Commission.

Outage Accounting Scheduled refueling and maintenance outages are generally required after a cycle of approximately 22 months. Con Edison of New York's electric rates reflect a charge for the cost of scheduled refueling and maintenance outages. Under Con Edison of New York's current and previous electric rate agreements, these charges have been deferred for recognition in income during the period in which expenses are incurred for the outage. The costs of unscheduled outages are expensed as incurred and are not reflected in rates.

Rate Recovery Pursuant to the Restructuring Agreement, Con Edison of New York is recovering its investment in Indian Point 2 and funds to decommission Indian Point 1 and 2 in the rates it charges all its electric customers. Under the Restructuring Agreement, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover its remaining investment in Indian Point 2 and additional funds needed to decommission Indian Point 1 and 2 through a non-bypassable charge to customers over a period that will extend no longer than the end of Indian Point 2's operating license in 2013. Reconciliation of estimated and actual decommissioning costs may be reflected in rates after 2013.

Decommissioning Since 1975 Con Edison of New York has been collecting costs of decommissioning from customers and accruing such amounts within its internal accumulated depreciation reserve. Amounts collected to fund decommissioning of the nuclear portions of the units have been deposited in external trust funds and earnings on such funds have been accrued as additional accumulated depreciation. The trust funds amounted to $305.7 million and $265.1 million, respectively, at December 31, 1999 and 1998. See "Investments" in Note A.

Accumulated decommissioning provisions at December 31, 1999 and 1998 were as follows:

                                                             Amounts Included in
                                                        Accumulated Depreciation
--------------------------------------------------------------------------------
(Millions of Dollars)                                 1999                  1998
--------------------------------------------------------------------------------
Nuclear                                             $305.7                $265.1
Non-nuclear                                           55.4                  56.7
--------------------------------------------------------------------------------
Total                                               $361.1                $321.8
--------------------------------------------------------------------------------


The Restructuring Agreement continued in rates annual expense allowances of $21.3 million and $1.8 million, respectively, to fund the estimated costs of decommissioning the nuclear and non-nuclear portions of the Indian Point 1 and 2 units. These amounts were established pursuant to a 1995 electric rate agreement based upon a 1994 site-specific study. The study estimated the decommissioning costs to be approximately $657 million in 1993 dollars (assuming 2016 as the midpoint for decommissioning expenditures), including $252 million for extended storage of spent nuclear fuel. The minimum decommissioning fund estimate calculated in accordance with Nuclear Regulatory Commission (NRC) regulations was between $507 million and $862 million as of December 31, 1998. A new site-specific study is currently underway.

The FASB is currently reviewing the utility industry's accounting treatment of nuclear and certain other plant decommissioning costs. In an exposure draft issued in February 1996, the FASB concluded that decommissioning costs should be accounted for as a liability at expected present value, with a corresponding asset in utility plant, rather than as a component of depreciation. The FASB expects to issue a new exposure draft in the first quarter of 2000.

Nuclear Fuel Nuclear fuel assemblies and components are amortized to operating expense based on the quantity of heat produced in the generation of electricity. Nuclear fuel costs are recovered in revenues through base rates or through the fuel adjustment clause.

Nuclear fuel costs include provisions for payments to the U.S. Department of Energy (DOE) for future off-site storage of the spent fuel and for a portion of the costs to decontaminate and decommission the DOE facilities used to enrich uranium purchased by Con Edison of New York. Such payments amounted to $10.0 million in 1999.

The DOE has defaulted on its obligation to Con Edison of New York to begin to take title to the spent nuclear fuel generated at Indian Point 2. Con Edison of New York and a number of other utilities are pursuing their legal remedies against the DOE. Con Edison of New York estimates that it has adequate on-site capacity for interim storage of its spent fuel until 2005 after which, absent regulatory or technological developments, additional on-site or other spent fuel storage facilities would be required. The operation of Indian Point 2 would be curtailed if appropriate arrangements for the storage of its spent fuel are not made.

Steam Generators Nuclear generating units similar in design to Indian Point 2 have experienced problems that have required steam generator replacement. Inspections of the Indian Point 2 steam generators since 1976 have revealed various problems, some of which appear to have been arrested. The remaining service life of the steam generators is uncertain. The projected service life of the steam generators is reassessed periodically in the light of the inspections made during scheduled outages of the unit. Based on the latest available data and current NRC criteria, Con Edison of New York estimates that steam generator replacement will not be required before 2002. On February 15, 2000 Con Edison of New York shut down Indian Point 2 following a leak in one if its steam generators. The cause of the leak is being investigated.

Con Edison of New York has replacement steam generators, which are stored at the site. Replacement of the steam generators would require estimated additional expenditures of up to $100 million (exclusive of replacement power costs) and an outage of approximately three months. However, securing necessary permits and approvals or other factors could require a substantially longer outage if steam generator replacement is required on short notice.

Nuclear Insurance The insurance policies covering Con Edison of New York's nuclear facilities for property damage, excess property damage, and outage costs permit assessments under certain conditions to cover insurers' losses. As of December 31, 1999, the highest amount that could be assessed for losses during the current policy year under all of the policies was $18.6 million. While assessments may also be made for losses in certain prior years, Con Edison of New York is not aware of any losses in such years that it believes are likely to result in an assessment. Under certain circumstances, in the event of nuclear incidents at facilities covered by the federal government's third-party liability indemnification program, Con Edison of New York could be assessed up to $88.1 million per incident, of which not more than $10 million may be assessed in any one year.


NOTE H     NON-UTILITY GENERATORS

Con Edison of New York has contracts with NUGs for approximately 2,100 MW of electric generating capacity. Assuming performance by the NUGs, Con Edison of New York is obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 2000-2004, the capacity and other fixed payments under the contracts are estimated to be $477 million, $485 million, $494 million, $503 million and $516 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under these contracts, Con Edison of New York is obligated to pay variable prices that are estimated to be approximately at market levels.

Under the terms of its Restructuring Agreement, Con Edison of New York is recovering in rates the charges it incurs under contracts with NUGs (see "Restructuring Agreements" in Note A). The Restructuring Agreement provides that, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value.

The Restructuring Agreement provided for a potential NUG contract disallowance of the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). As contemplated by the Restructuring Agreement, Con Edison of New York may offset the potential disallowance by NUG contract mitigation and by 10 percent of the gross proceeds of any generating unit sales to third parties. Con Edison of New York will be permitted a reasonable opportunity to recover any costs subject to disallowance that are not offset by these two factors if it makes good faith efforts in implementing provisions of the Restructuring Agreement leading to the development of a competitive electric market in its service territory, including providing a choice of suppliers to its customers through its Retail Choice program and working to establish an independent system operator, which would administer the wholesale electric market in New York State.

In October 1998 the PSC allowed Con Edison of New York to offset the potential disallowance by approximately $115 million (in 2002 dollars) as a result of termination of NUG contracts for 42.5 MW of capacity. As permitted by the PSC, Con Edison of New York has retained revenues relating to capacity costs avoided as a result of the terminations. As a result, $92 million remained available at December 31, 1999 to offset a potential NUG contract disallowance.

In June and August 1999, Con Edison of New York completed the sale of its in-City fossil electric generating units to third parties for a total of $1.8 billion, resulting in an additional $180 million of credit against a possible disallowance. Any additional NUG contract mitigation and 10 percent of the gross proceeds of any additional generating unit sales, including the planned sale of Con Edison of New York's share of the Roseton plant by Central Hudson Gas & Electric, would further offset any potential disallowance. (See Note I.)


NOTE I     GENERATION DIVESTITURE

In 1999 Con Edison of New York completed the sales of almost 6,300 MW of its approximately 8,300 MW of electric generating assets for an aggregate price of $1.8 billion. The net book value of the assets sold was approximately $1 billion, and the net after-tax gain from the sales was $379 million, of which $29 million of accumulated deferred taxes and investment tax credits relating to the assets sold were recognized in income in 1999.

Consistent with the Restructuring Agreement, as amended by a July 1998 PSC order relating to the divestiture, $50 million of the net after-tax gain has been retained for shareholders, approximately $250 million has been deferred for disposition by the PSC and $50 million was applied as an increase to the accumulated depreciation reserve for Indian Point 2 (see Note G). The $50 million retained for shareholders will be recognized in income during the last year of the Restructuring Agreement (12 months ending March 31, 2002) as a partial offset to the rate reductions scheduled for that year, pursuant to the Restructuring Agreement. (See "Restructuring Agreements" in Note A.)

The approximately 2,000 MW of electric generating assets that Con Edison of New York continues to own include the 1,000 MW Indian Point 2 plant and its 480 MW interest in the jointly-owned Roseton generating station (see "Utility Plant and Depreciation " in Note A).

O&R completed the sale of all of its generating assets prior to the completion of Con Edison's purchase of O&R in July 1999.

The Restructuring Agreement and related PSC orders provide for the recovery of the incremental cost of capacity and energy required by Con Edison of New York to serve its remaining full-service customers. Con Edison of New York has agreed to purchase capacity from the buyers of the generating assets it sold for at least the period until the Installed Capacity (ICAP) market of the New York Independent System Operator (NYISO) is operational, and has submitted a petition to the PSC relating to the recovery of the incremental cost of this capacity. Such incremental capacity costs, which are estimated will total about $75 million if the NYISO ICAP market commences operation as now scheduled in May 2000, are being deferred as a regulatory asset. (See Note J.) In the event of a prolonged delay in the commencement of the NYISO ICAP market, additional incremental capacity costs could be material. The cost of the electric energy actually purchased from the buyers of the generating assets is recoverable under the electric fuel adjustment clause. (See "Recoverable Fuel Costs" in Note A.)


NOTE J     REGULATORY ASSETS AND LIABILITIES

The utility subsidiaries of Con Edison have established various regulatory assets to defer specific costs that the applicable regulatory agencies have permitted or are expected to permit to be recovered in rates over time. Similarly, certain regulatory liabilities have been established to defer specific gains or credits to be refunded to customers over time. The principal regulatory assets and liabilities included in the deferred charges at December 31, 1999 and 1998 were as follows:

(Thousands of  Dollars)                                              1999             1998
---------------------------------------------------------------------------------------------
REGULATORY ASSETS
Future federal income tax (See Note A)                           $  785,014       $  951,016
Recoverable fuel costs (See Note A)                                  95,162           22,013
Power contract termination costs (See Note H)                        71,861           70,621
Accrued unbilled gas revenues (See Note A)                           67,775           43,594
MTA business tax surcharge*                                          60,712           66,274
O&R Pension/OPEB expenses (See Notes D and E)                        57,630            2,774
Enlightened Energy program costs**                                   34,065           68,381
Other                                                               210,046          134,462
---------------------------------------------------------------------------------------------
Total Regulatory Assets                                           1,382,265        1,359,135
---------------------------------------------------------------------------------------------
REGULATORY LIABILITIES
Gain on divestiture  (See Note I)                                   306,867                -
Accumulated deferred investment tax credits (See Note A)            139,838          154,970
NYPA rate increase (See Note A)                                      25,630           16,175
O&R Pension expenses (See Note D)                                    23,854                -
Interruptible sales credits (See Note A)                             23,745           20,969
Nuclear refueling outage expenses (See Note G)                       22,273                -
Electric rate decrease (See Note A)                                  12,000           16,250
Other                                                                81,815           72,654
---------------------------------------------------------------------------------------------
Total Regulatory Liabilities                                        636,022          281,018
---------------------------------------------------------------------------------------------
NET REGULATORY ASSETS/LIABILITIES                                $  746,243       $1,078,117
---------------------------------------------------------------------------------------------

* Business tax surcharge imposed by New York State to provide funds to the Metropolitan Transit Authority; recovered from customers annually.
** Cost of demand-side management programs; recovered from customers generally over a five-year period.


NOTE K     ORANGE AND ROCKLAND UTILITIES (O&R)

In July 1999 Con Edison completed its acquisition of O&R for $791.5 million in cash. Con Edison is accounting for the acquisition under the purchase method of accounting in accordance with generally accepted accounting principles. The results of operations of O&R for the six months ended December 31, 1999 have been included in the consolidated income statement of Con Edison for the year ended December 31, 1999. Con Edison has recorded in its consolidated financial statements all of the assets and liabilities of O&R. The fair value of O&R's regulatory assets approximates book value. All other assets and liabilities of O&R were adjusted to their estimated fair values. The $437 million excess of the purchase price paid by Con Edison over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill (O&R Goodwill) and is being amortized over 40 years. In accordance with regulatory settlements, costs to achieve the merger have been deferred as regulatory assets and are being amortized over a five-year period ending May 2004.

The unaudited pro forma consolidated Con Edison financial information shown below has been prepared based upon the historical consolidated income statements of Con Edison and O&R, giving effect to Con Edison's acquisition of O&R as if it had occurred at the beginning of each period. The historical information has been adjusted to reflect the amortization of O&R Goodwill for the entire period and the after-tax cost Con Edison would have incurred for financing the acquisition of O&R by issuing debt at the beginning of the period at an assumed
8.0 percent per annum interest rate. The pro forma information is not necessarily indicative of the results that Con Edison would have had if its acquisition of O&R had been completed prior to July 1999, or the results that Con Edison will have in the future.


(Thousands of Dollars)                                        1999           1998
------------------------------------------------------------------------------------
Revenues                                                   $7,794,204     $7,719,152
Operating income                                              969,916      1,077,185
Net income                                                    646,435        705,579
Non-recurring charges                                          19,782             --
Adjusted net income                                           666,217        705,579
Average shares outstanding (000)                              223,442        234,308
Earnings per share                                         $     2.98     $     3.01
------------------------------------------------------------------------------------

NOTE L     FEDERAL INCOME TAX                          Consolidated Edison, Inc.

The components of federal income taxes are as follows:

Year Ended December 31 (Thousands of Dollars)                                1999           1998           1997
------------------------------------------------------------------------------------------------------------------

Charged to operations:
             Current                                                      $ 836,783      $ 322,259      $ 354,112
             Deferred - net                                                (428,859)        94,090         32,440
             Amortization of investment tax credit                           (8,208)        (8,710)        (8,830)
------------------------------------------------------------------------------------------------------------------
                         Total charged to operations                        399,716        407,639        377,722
------------------------------------------------------------------------------------------------------------------

Charged to other income:
             Current                                                          1,430         (3,279)         2,988
             Deferred - net                                                     851          1,050           (990)
             Amortization of investment tax credit                             (164)            --             --
             Amortization of accumulated deferred investment tax
               credits and excess income tax reserves associated with
               divested generating plants                                   (29,008)            --             --
------------------------------------------------------------------------------------------------------------------
                         Total charged to other income                      (26,891)        (2,229)         1,998
------------------------------------------------------------------------------------------------------------------

Total                                                                     $ 372,825      $ 405,410      $ 379,720
------------------------------------------------------------------------------------------------------------------


The tax effect of temporary differences which gave rise to deferred tax assets and liabilities is as follows:

As of December 31 (Millions of Dollars)                                1999          1998          1997
-----------------------------------------------------------------------------------------------------------
Liabilities:
             Depreciation                                           $  1,284.6    $  1,307.6    $  1,188.7
             Excess deferred federal income tax on depreciation          159.5         186.7         190.4
             Advance refunding of long-term debt                          32.5          35.5          30.1
             Other                                                       204.2          86.9         118.3
-----------------------------------------------------------------------------------------------------------
                         Total liabilities                             1,680.8       1,616.7       1,527.5
-----------------------------------------------------------------------------------------------------------
Assets:
             Unbilled revenues                                           (86.1)        (87.2)        (98.3)
             Federal income tax audit adjustments -- 1992-1994           (30.5)         --            --
             Other                                                       (81.7)        (87.7)        (94.5)
-----------------------------------------------------------------------------------------------------------
                         Total assets                                   (198.3)       (174.9)       (192.8)
-----------------------------------------------------------------------------------------------------------

Regulatory liability - future federal income taxes                       785.0         951.0         973.1
-----------------------------------------------------------------------------------------------------------

Net liability                                                       $  2,267.5    $  2,392.8    $  2,307.8
-----------------------------------------------------------------------------------------------------------


Reconciliation of the difference between federal income tax expenses and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:

Year Ended December 31,                                                     1999    1998    1997
-------------------------------------------------------------------------------------------------
                                                                           (% of Pre-tax income)

Statutory tax rate                                                           35%     35%     35%
Changes in computed taxes resulting from:
             Excess book over tax depreciation                                8%      7%      7%
             Cost of removal                                                 -3%     -2%     -3%
             Amortization of deferred federal income tax on depreciation     -3%     -3%     -3%
             Amortization of accumulated deferred investment tax
               credits and excess income tax reserves associated with
               divested generating plants                                    -3%     --      --
             Other                                                           --      -1%     -1%
-------------------------------------------------------------------------------------------------

Effective tax rate                                                           34%     36%     35%
-------------------------------------------------------------------------------------------------

NOTE M     STOCK-BASED COMPENSATION

Under Con Edison's Stock Option Plan, options may be granted to officers and key employees for up to 10 million shares of Con Edison's common stock. Generally, options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date. Options that were granted in 1996 became exercisable in 1999.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Con Edison has elected to follow Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Disclosure of pro-forma information regarding net income and earnings per share is required by SFAS No. 123. The information presented below is in regard to the income and earnings per share of Con Edison. This information has been determined as if Con Edison had accounted for its employee stock options under the fair value method of that statement. The fair values of 1999, 1998 and 1997 options are $7.90, $4.76 and $2.84 per share, respectively. They were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                     1999       1998       1997
--------------------------------------------------------------------------------

Risk-free interest rate                              5.24%      5.61%      6.46%
Expected lives - in years                            8          8          8
Expected stock volatility                           18.76%     12.68%     14.08%
Dividend yield                                       4.46%      4.98%      6.67%
--------------------------------------------------------------------------------


The following table reflects pro forma net income and earnings per share had Con Edison elected to adopt the fair value approach of SFAS 123 (income in millions):

                                                  1999        1998        1997
--------------------------------------------------------------------------------
Net income:
          As reported                           $   701     $   713     $   694
          Pro forma                                 697         711         694
Diluted earnings per share:
          As reported                           $  3.13     $  3.04     $  2.95
          Pro forma                                3.11        3.03        2.95
--------------------------------------------------------------------------------

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. For 1999 the number of total shares after giving effect to the dilutive common stock equivalents is 223,890,546.

A summary of the status of Con Edison's Stock Option Plan as of December 31, 1999, 1998 and 1997 and changes during those years is as follows:

                                                                       Weighted
                                                                       Average
                                                        Shares          Price
--------------------------------------------------------------------------------
Outstanding at 12/31/96                                  697,200      $  27.875
             Granted                                     834,600         31.500
             Exercised                                        --         --
             Forfeited                                   (14,100)        29.620
--------------------------------------------------------------------------------
Outstanding at 12/31/97                                1,517,700         29.850
             Granted                                     901,650         42.605
             Exercised                                        --         --
             Forfeited                                   (20,600)        37.055
--------------------------------------------------------------------------------
Outstanding at 12/31/98                                2,398,750         34.584
             Granted                                   1,279,000         47.938
             Exercised                                  (113,440)        27.875
             Forfeited                                   (74,800)        37.559
--------------------------------------------------------------------------------
Outstanding at 12/31/99                                3,489,510      $  39.632
--------------------------------------------------------------------------------


The following summarizes the Plan's stock options outstanding:

                      Weighted
                      Average            Shares
Plan                  Exercise        Outstanding                 Remaining
Year                   Price          At 12/31/99              Contractual Life
--------------------------------------------------------------------------------
1999                 $47.938           1,261,000                   9 years
1998                 $42.605             871,350                   8 years
1997                 $31.500             798,200                   7 years
1996                 $27.875             558,960                   6 years
--------------------------------------------------------------------------------

NOTE N   FINANCIAL INFORMATION BY BUSINESS SEGMENT(a)  Consolidated Edison, Inc.


                                                        ELECTRIC                                             STEAM
---------------------------------------------------------------------------------            ---------------------------------------

(Thousands of Dollars)                    1999            1998            1997                  1999          1998          1997
---------------------------------------------------------------------------------            ---------------------------------------
Operating revenues                    $ 5,792,673     $ 5,674,446     $ 5,635,575            $  340,026    $  321,932    $  391,799
Intersegment revenues                     150,488          53,464          11,341                 1,667         1,655         1,619
Depreciation and amortization             433,203         439,869         429,407                17,996        17,361        16,239
Income tax expense                        339,630         351,088         311,878                 2,910         5,057         8,442
Operating income                          858,681         905,976         855,061                19,450        19,416        36,080
Total assets                           10,670,017      10,919,857      10,972,735               565,945       575,018       557,607
Construction expenditures                 530,068         465,258         504,644                28,488        30,512        29,905


                                                          GAS                                          UNREGULATED AND OTHER
---------------------------------------------------------------------------------            ---------------------------------------
                                          1999            1998            1997                  1999          1998          1997
---------------------------------------------------------------------------------            ---------------------------------------
Operating revenues                    $ 1,000,083     $   959,609     $ 1,093,880            $  358,541    $  137,061    $   74,898
Intersegment revenues                       2,812           2,460           2,177                     -           290             -
Depreciation and amortization              66,262          60,596          57,133                 8,721           688           676
Income tax expense                         60,598          58,665          62,590                (3,422)       (7,171)       (5,188)
Operating income                          152,212         141,680         154,247               (10,544)      (13,747)      (10,068)
Total assets                            2,097,200       1,795,567       1,730,048             2,198,314     1,090,961     1,462,128
Construction expenditures                 119,601         123,074         119,672                     -             -             -

                                                         TOTAL
---------------------------------------------------------------------------------
                                          1999            1998            1997
---------------------------------------------------------------------------------
Operating revenues                    $ 7,491,323     $ 7,093,048     $ 7,196,152
Intersegment revenues                     154,967          57,869          15,137
Depreciation and amortization             526,182         518,514         503,455
Income tax expense                        399,716         407,639         377,722
Operating income                        1,019,799       1,053,325       1,035,320
Total assets                           15,531,476      14,381,403      14,722,518
Construction expenditures                 678,157         618,844         654,221

(a) For a description of Con Edison, see "Con Edison" appearing before Note A.

[CON EDISON LOGO]  Consolidated Edison Inc.
                   4 Irving Place, New York, N.Y. 10003

24 HOURS A DAY, 7 DAYS A WEEK

                                   TELEPHONE
                                  800-526-6707

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                    INTERNET
                       https://proxy.shareholder.com/cel

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                      MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

               CALL TOLL-FREE TO VOTE - IT'S FAST AND CONVENIENT

                               CONTROL NUMBER FOR
                          TELEPHONE OR INTERNET VOTING

                      DETACH PROXY CARD HERE IF YOU ARE NOT
            - VOTING BY TELEPHONE OR INTERNET THANK YOU FOR VOTING -


The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

(1) ELECTION OF DIRECTORS

FOR all nominees listed on the reverse side
(except as marked to the contrary below)          [X]

WITHHELD Authority to vote for
all nominees on the reverse side                  [ ]

*EXCEPTIONS                                       [ ]

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           ---------------------------------------------------------------------

(2) Ratification of appointment of independent
    accountants.                              FOR [ ]   AGAINST [ ]  ABSTAIN [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSAL (NO. 3):

(3) Additional Compensation Information.      FOR [ ]   AGAINST [ ]  ABSTAIN [ ]


Address Change and/or
Comments Mark Here            [ ]

If you plan to attend the
meeting and want an
admission ticket, check here. [ ]

Dated:                           , 2000
      ---------------------------

---------------------------------------
              SIGNATURE(S)

---------------------------------------
              SIGNATURE(S)

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.     [X]

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

CONSOLIDATED EDISON, INC.                     THIS PROXY IS SOLICITED ON BEHALF
COMMON STOCK                                  OF THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------

PLEASE DATE AND SIGN ON REVERSE SIDE. TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NO BOXES NEED BE CHECKED.

The undersigned hereby appoints E. Virgil Conway, Peter W. Likins and Joan S. Freilich and each or any of them with power of substitution, proxies to vote all stock of the undersigned (including any shares held through the Company's Automatic Dividend Reinvestment and Cash Payment Plan) at the Annual Meeting of Stockholders on May 15, 2000 at 10:00 a.m. at the Company's Headquarters, 4 Irving Place, New York, N.Y. or at any adjournments thereof, as specified on the reverse side in the election of Directors and on the proposals, all as more fully set forth in the proxy statement, and in their discretion on any matters that may come before the meeting.

Your vote for the election of Directors may be indicated on the reverse side. Nominees are: 0-1 G. Campbell, Jr., 02 - E.V. Conway, 03 - G.J. Davis, 04 -
R.M. Davis, 05 - M.J. Del Giudice, 06 - J.S. Freilich, 07 - E.V. Futter, 08 - S. Hernandez-Pinero, 09 - P.W. Likins, 10 - E.R. McGrath, 11 - R.A. Voell and
12 - S.R. Volk

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE (PROPOSAL 1) AND "FOR" PROPOSAL 2; AND "AGAINST" PROPOSAL 3.

                                             CON EDISON
                                             P.O. BOX 11003
                                             NEW YORK, N.Y. 10203-0003


                                                               [CON EDISON LOGO]